Exhibit 4.1

Execution Version
INDENTURE

Dated as of February 11, 2025

Between

OT MIDCO INC.

as the Issuer

the Guarantors party hereto from time to time

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee and Security Agent

$637,500,000 10.000% SENIOR SECURED NOTES DUE 2030

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-ii-

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Appendix A	–	Provisions Relating to the Notes

EXHIBIT INDEX

Exhibit A	–	Form of 10.000% Senior Secured Note due 2030
Exhibit B	–	Form of Transferee Letter of Representation
Exhibit C	–	Form of Supplemental Indenture
Exhibit D	–	Position Representation and Verification Form
Exhibit E	–	Agreed Security Principles from Revolving Credit Agreement

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INDENTURE, dated as of February 11, 2025, among, OT Midco Inc., a Delaware corporation (the “Issuer”), the Guarantors party hereto from time to time and U.S. Bank Trust Company, National Association, as Trustee and Security Agent.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $637,500,000 aggregate principal amount of 10.000% Senior Secured Notes due 2030 (the “Initial Notes”).

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01          Definitions.

“Accounting Change” has the meaning set forth in the definition of “GAAP.”

“Acquisition” means the acquisition by the Company, directly or indirectly, of all of the issued and outstanding shares of the Target from the Seller.

“Acquisition Agreement” means the Share Purchase Agreement, dated as of August 1, 2024, by and between the Company, the Target and the Seller (including, but not limited to, all schedules and exhibits thereto, and after giving effect to any alteration, amendment, modification, supplement or waiver thereof).

“Acquisition Closing Date” means February 3, 2025.

“Additional Notes” means the Notes issued under the terms of this Indenture subsequent to the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Notes issued on the Issue Date pursuant to Section 2.07, 2.08, 2.09, 3.08, 4.06(e), 4.08(c) or Appendix A).

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Applicable Premium” means, with respect to any Note, on any applicable redemption date, as determined by the Company, the greater of:

(1)	1.0% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the Note, at February 15, 2027 (such redemption price being set forth in paragraph 5 of the reverse side of the Note), plus (ii) all required interest payments due on the Note through February 15, 2027 (excluding accrued but unpaid interest), discounted to the redemption date and computed using a discount rate equal to the Treasury Rate as of such redemption date, plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Approved Bank” has the meaning assigned to such term in subclause (5) of the definition of the term “Cash Equivalents”.

“Asset Sale” means (x) any Disposition (including any sale and leaseback of assets but excluding any lease or sublease of Real Property (to the extent such lease or sublease does not constitute a sale and leaseback)) to any person of any asset or assets of the Company or any Restricted Subsidiary and (y) any sale of any Equity Interests of a Restricted Subsidiary by any Restricted Subsidiary to a person other than the Company or a Restricted Subsidiary. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Sales:

(1)
(x) any individual Disposition involving assets with a Fair Market Value less than the greater of $5.0 million and 2.0% of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period or (y) all Dispositions made since the Issue Date involving assets with an aggregate Fair Market Value less than the greater of $12.5 million and 5.0% of EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period;

(2)
(i) the purchase and Disposition of inventory or equipment or other assets (including on an intercompany basis), (ii) the acquisition or lease (pursuant to an operating lease) of any other asset, (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property and (iv) the Disposition of Cash Equivalents, in each case pursuant to this clause (2) (as determined in good faith by the Company), by the Company or any Restricted Subsidiary in the ordinary course of business or, with respect to operating leases, otherwise for Fair Market Value on market terms;

(3)	transactions permitted by Section 5.01;

(4)	Dispositions from the Issuer or a Guarantor to any other Guarantor, or from any Guarantor to the Issuer;

(5)	Dispositions of any property subject to a Permitted Sale Lease-Back Transaction;

(6)	Permitted Investments (other than clause (13) of the definition of “Permitted Investments”), Permitted Liens, and Restricted Payments permitted by Section 4.04;

(7)
the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(8)	[reserved];

(9)
Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Company, the Company is the surviving entity or the requirements of Section 5.01 are otherwise complied with;

(10)	leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(11)
Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Company and its Restricted Subsidiaries determined in good faith by the management of the Company to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Company or any of the Restricted Subsidiaries;

(12)	[reserved];

(13)	the Transactions;

(14)
exchanges or swaps of assets in exchange for other assets (including any combination of assets along with cash or Cash Equivalents) of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, determined in good faith by the management of the Company;

(15)
Dispositions of non-core assets acquired in connection with a Permitted Business Acquisition or other Permitted Investment or made to obtain the approval of an anti-trust authority and any Dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation;

(16)
Dispositions of (i) accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii) receivables and related assets pursuant to any Permitted Receivables Financing;

(17)	licensing arrangements entered into in the ordinary course of business;

(18)	[reserved];

(19)
Dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(20)
Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(21)
Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Company and any of the Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product or business line;

(22)
(i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(23)	Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(24)
Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(25)	[reserved];

(26)	terminations or unwinds of Hedge Agreements;

(27)	Dispositions of Equity Interests of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries; and

(28)
Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees or consultants of the Company and/or any Restricted Subsidiary.

“Available Excluded Contribution Amount” shall mean the aggregate amount of cash or Cash Equivalents or the Fair Market Value received by the Company or any of the Subsidiaries after the Issue Date from:

(1)	contributions in respect of Qualified Equity Interests (other than any amounts received from the Company or any of the Subsidiaries), plus

(2)
the sale of Qualified Equity Interests of the Company or any of the Subsidiaries (other than (i) to the Company or any of the Subsidiaries or (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan), in each case with respect to clause (1) above and this clause (2), designated as an Available Excluded Contribution Amount pursuant to an Officer’s Certificate of the Company on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which have not been applied in reliance on the Builder Basket, minus

(3)	the aggregate outstanding principal amount of all Restricted Payments made pursuant to Section 4.04(b)(ix).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations) that are reported in the Company’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations, including any capitalized bonus payment).

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a placement to institutional investors.  The term “Capital Markets Indebtedness” shall not include any Indebtedness under commercial bank facilities or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness Incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that the Company may choose for any obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of the Indenture regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Captive Insurance Subsidiary” shall mean any Subsidiary that is subject to regulation as an insurance company.

“Cash Equivalents” or “cash equivalents” means, as at any date of determination:

(1)	Dollars, Euro, Pounds, Canadian Dollars or such other currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(2)
readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the US, Canada, the United Kingdom or by any member nation of the European Union or (ii) issued by any agency or instrumentality of any of the foregoing, the obligations of which are backed by the full faith and credit of the US, Canada, the United Kingdom or any such member nation of the European Union, as applicable, in each case having average maturities of not more than twelve months from the date of acquisition thereof and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(3)
readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision, taxing authority or any public instrumentality thereof or any foreign government, in each case having average maturities of not more than 12 months from the acquisition;

(4)
commercial paper having average maturities of not more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(5)
deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100 million and, in each case, repurchase agreements and reverse repurchase agreements relating thereto (any such bank being an “Approved Bank”);

(6)
securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100 million;

(7)
marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8)
investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(9)
shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (1) through (8) above, (ii) net assets of not less than $250 million and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and

(10)	solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” or “cash equivalents” shall also include (x) Investments of the type and maturity described in clauses (2) through (10) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (2) through (10) and in this paragraph.

“Cash Management Agreement” shall mean any agreement to provide to the Company or any Restricted Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Change of Control” means the occurrence of any of the following:

(1)
the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Company or its Subsidiaries;

(2)
the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a series of related transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company other than to one or more Permitted Holders; provided, however, that  a Person or group shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or group or any of such Person’s or group’s Affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or

(3)	the Issuer ceases to be a direct Wholly-Owned Subsidiary of the Company or of any Restricted Subsidiary of the Company that has become a Guarantor.

Notwithstanding the foregoing, none of the Transactions will constitute a Change of Control.

Notwithstanding anything to the contrary in this definition, a transaction will not be considered to be a Change of Control if (A) the Company becomes a direct or indirect Wholly-Owned Subsidiary of another Person and (B) either (i) the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following such transaction, (a) no Person (other than a Person or a Wholly-Owned Subsidiary of a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such Person and (b) the ratings of the Notes from at least two of the Rating Agencies is no worse than immediately prior to such transaction.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by the Issuer or any Guarantor in or upon which a Lien is granted or purported to be granted by such Person in favor of the Security Agent under any of the Security Documents.

“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Company” means Outbrain Inc., a Delaware corporation, until any successor thereto shall have become a Successor Company pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such Successor Company.

“Consolidated Interest Coverage Ratio” shall mean on any date the ratio of (i) EBITDA of the Company and its Restricted Subsidiaries to (ii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries, in each case, for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Consolidated Interest Coverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, consolidated cash interest expense of such Person and its subsidiaries for such period with respect to all outstanding Consolidated Total Debt of such Person and its subsidiaries, including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued, net of cash interest income of such Person and its subsidiaries, to the extent such expenses were deducted (and not added back) in computing Consolidated Net Income, but excluding, for the avoidance of doubt, (a) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (b) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (c) commissions, discounts, yield and other fees and expenses (including any interest expense) incurred in connection with any Permitted Receivables Financing, (d) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (e) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued or incurred in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) any interest expense attributable to a parent company resulting from push down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (k) expensing of bridge, arrangement, structuring, commitment or other financing fees.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For the avoidance of doubt, Consolidated Interest Expense shall not include any principal payments respect to any Indebtedness.

“Consolidated Net Income” shall mean, with respect to any Person on a consolidated basis, an amount equal to the sum of net income (loss), determined in accordance with GAAP, but excluding, without duplication:

(1)
any net income (loss) of any Person if such Person is not the Company or a Subsidiary, except that the Person’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed as a dividend or other distribution or return on investment;

(2)	any net effect of gains or losses (less all fees and expenses chargeable thereto) attributable to any asset Disposition (including asset retirement costs) outside the ordinary course of business;

(3)
(i) any gain or GAAP Charge from (A) any extraordinary item and/or (B) any nonrecurring or unusual item (including any non-recurring or unusual accruals or reserves in respect of any extraordinary, non-recurring or unusual items) and/or (ii) any GAAP Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(4)
any GAAP Charge attributable to the development, undertaking and/or implementation of any Cost Saving Initiatives (including (x) in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility/location opening and/or pre-opening, any inventory optimization program and/or any curtailment and/or (y) for the avoidance of doubt, in connection with the Transactions or any Permitted Business Acquisition, Investment or Disposition), any business optimization GAAP Charge, any restructuring GAAP Charge (including any GAAP Charge relating to any Tax restructuring and/or any acquisitions after the Issue Date and adjustments to existing reserves and whether or not classified as a restructuring expense on the consolidated financial statements), any GAAP Charge relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation GAAP Charge, any severance GAAP Charge, any GAAP Charge relating to entry into a new market, any GAAP Charge relating to any strategic initiative, any signing GAAP Charge, any retention or completion bonus, any other recruiting, signing and retention GAAP Charge, any expansion and/or relocation GAAP Charge, any GAAP Charge associated with any curtailments or modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof), any software development GAAP Charge, any GAAP Charge associated with new systems design, any implementation GAAP Charge, any project startup GAAP Charge, any GAAP Charge in connection with new operations, any consulting GAAP Charge and/or any business development GAAP Charge;

(5)
Transaction Costs (including any GAAP Charges associated with the rollover, acceleration or payout of Equity Interests held by management of the Target or any of its direct or indirect subsidiaries or parent companies in connection with the Transactions and any other payments contemplated by the Acquisition Agreement (without giving effect to any alteration, amendment, modification, supplement or waiver thereto that is materially adverse to the interests of the holders of the Notes));

(6)
any GAAP Charge (including any transaction or retention bonus or similar payment or any amortization thereof for such period) incurred in connection with the consummation of any transaction (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed), including any issuance or offering of Equity Interests, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or any Investment, including any Permitted Business Acquisition, and/or “growth” Capital Expenditure, including, in each case any earnout obligation expense, integration expense or nonrecurring merger costs incurred during such period as a result of any such transactions (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);

(7)
the amount of any GAAP Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such four fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income in the next succeeding fiscal quarter);

(8)
any net gain or GAAP Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than (A) at the option of the Company, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof and (B) dispositions of inventory in the ordinary course of business) and/or (ii) any location that has been closed during such period;

(9)	any net income or GAAP Charge attributable to the early extinguishment of Indebtedness, including any net income or GAAP Charge realized upon the early repurchase thereof;

(10)
any GAAP Charge that is established, adjusted and/or incurred, as applicable, or that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP;

(11)
(i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes, (ii) the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP and/or (iii) in connection with the acquisition of any foreign subsidiaries (including pursuant to the Transactions), expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP;

(12)
any non-cash compensation GAAP Charge and/or any other non-cash GAAP Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(13)	amortization of intangible assets;

(14)	any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);

(15)
(i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness);

(16)	any deferred Tax expense associated with any Tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item; and

(17)
any non-cash GAAP Charges related to adjustments to historical Tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

provided that the Company may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (1) through (17) above in any measurement period if such adjustment would increase Consolidated Net Income for such measurement period.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received during such period so long as such Person in good faith expects to receive the same within the next four fiscal quarters; it being understood that to the extent such proceeds are not actually received within the next four fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters).

“Consolidated Net Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt that is secured by a Lien on any Collateral (other than if secured by Junior Liens) to (ii) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Consolidated Net Senior Secured Leverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Company as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Company and its subsidiaries (after giving effect to the Acquisition) have been delivered (or were required to be delivered) pursuant to Section 4.02. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Business Acquisition), consisting of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit and similar facilities only to the extent such drawn but unreimbursed letters of credit and similar facilities are unreimbursed for three (3) Business Days, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date which aggregate amount of Unrestricted Cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date minus (c) the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries restricted in favor of any of the secured parties as of such date which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date; provided, Consolidated Total Debt shall not include (w) letters of credit (or other letters of credit and bankers’ acceptances), except to the extent of unreimbursed amounts thereunder, (x) Swap Obligations, (y) Indebtedness in respect of any Permitted Receivables Financing and (z) Non-Recourse Indebtedness.

“Consolidated Working Capital” means with respect to the Company and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” shall have meanings correlative thereto.

“Corporate Trust Office” means the designated office of the Trustee in the United States of America at which any time its corporate trust business shall be administered, or such other address as the Trustee may designate from time to time by notice to the holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the holders and the Issuer).

“Covered Jurisdiction” shall mean each of (a) the United States, any state thereof or the District of Columbia, (b) Australia, (c) Canada, (d) England and Wales, (e) France, (f) Germany, (g) Israel, (h) Italy, (i) Japan, (j) Luxembourg, (k) Mexico, (l) Singapore, (m) Switzerland and (n) any other jurisdiction agreed to among the Company, the Trustee and the Security Agent.

“Credit Agreement” means (i) the Revolving Credit Agreement and (ii) (A) debt facilities (including debt facilities which are not broadly syndicated) or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, waived, extended, restructured, repaid, renewed, refinanced, restated, replaced (whether or not upon termination, and whether with the original lenders or otherwise) or refunded in whole or in part from time to time.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, cap, floor, ceiling, collar, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Current Assets” means, with respect to the Company and the Restricted Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash or Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and the Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Company and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of interest expense (excluding interest expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits and (d) accruals, if any, of transaction costs resulting from the Transactions.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate of the Company, setting forth such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disinterested Director” means, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, assign, transfer or otherwise dispose of any property, business or asset (including any issuances of Equity Interests of a Restricted Subsidiary). The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Equity Interests” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Company or any Restricted Subsidiary), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Company or any Restricted Subsidiary), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior redemption of the Notes and all other Notes Obligations that are accrued and payable (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests). Notwithstanding the foregoing, (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or the Restricted Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or a Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“EBITDA” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the sum of:

(1)	Consolidated Net Income for such period; plus

(2)	without duplication, and, to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)
total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and bank and letter of credit, letter of guaranty and bankers’ acceptance fees and costs of surety bonds in connection with financing activities;

(ii)
Taxes paid and any provision for Taxes, including income, capital, profit, revenue, state, foreign, provincial, territorial, franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, pursuant to any Tax sharing arrangement or as a result of any Tax distribution and in respect of repatriated funds) of such Person paid or accrued during such period;

(iii)	(A) depreciation and (B) amortization (including amortization of goodwill, software, internal labor costs, deferred financing fees or costs and other intangible assets);

(iv)
any non-cash GAAP Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that (x) to the extent that any such non-cash GAAP Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash GAAP Charge in the current period and (B) to the extent such Person elects to add back such non-cash GAAP Charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA (as a deduction in calculating net income or otherwise) to such extent and (y) any non-cash GAAP Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded);

(v)
(A) any GAAP Charge incurred as a result of, in connection with or pursuant to, any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any GAAP Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of such Person (or any parent company thereof), the Company and/or any Subsidiary;

(vi)	the amount of any GAAP Charge or deduction associated with any subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(vii)	the amount of any contingent payments in connection with the licensing of intellectual property or other assets;

(viii)	[reserved];

(ix)	the amount of fees, expense reimbursements and indemnities paid to directors, including directors of the Company;

(x)	the amount of any GAAP Charge incurred or accrued in connection with sales of receivables and related assets in connection with any Permitted Receivables Financing;

(xi)
any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xii)	any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 or No. 144;

(xiii)	expenses incurred in connection with business interruption and event cancelation insurance;

(xiv)
any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful) (including such expenses or charges reimbursed or actually paid by a Person that is not the Company or one of its Subsidiaries or covered by indemnification or reimbursement provisions), including the Transaction Costs  and such fees, expenses or charges related to the incurrence of loans under any Credit Agreement, the establishment or amendment or other modification of any Credit Agreement or the offering or registration of securities and stock issuance costs;

(xv)
expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid or payable in connection with Permitted Business Acquisitions, other Investments, acquisitions or Capital Expenditures;

(xvi)	[reserved];

(xvii)
the amount of any restructuring charge or provision (whether or not classified as a restructuring charge or provision under GAAP), integration cost or other business optimization expense or cost, including any one-time costs (including but not limited to severance, rent termination costs, moving costs and legal costs) incurred in connection with acquisitions or divestitures after the Acquisition Closing Date, any recruiting expenses and costs related to the closure and/or consolidation of facilities and to exiting lines of business and any reconstruction, recommissioning or reconfiguring of fixed assets for alternative use;

(xviii)
any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (provided, in connection with any such noncash charge, write-down or item required or anticipated to be made, to the extent it represents an accrual or reserve for a cash expenditure for a future period such Person may determine not to addback such non-cash charges, write-downs, expenses, losses or items in the current period and, to the extent such Person does decide to addback such charges, write-downs, expenses, losses or items in respect thereof in such future period such charges, write-downs, expenses, losses or items will not be added back to EBITDA to the extent of such adjustment previously added back) or other items classified by such Person as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such noncash item of income to the extent it represents a receipt of cash in any future period);

(xix)
realized or unrealized net foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its subsidiaries;

(xx)	net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment;

(xxi)	any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures;

(xxii)
any charge, loss or expense (including non-cash charges) relating to any Permitted Reorganization, including the amount of incremental amortization or depreciation arising as a result of any adjustments to inventory, equipment and other assets arising as a result of the consummation of, and any other charge, loss or expense arising from other accounting effects of the consummation of, such Permitted Reorganization; and

(xxiii)	any fair value adjustment related to preferred stock of such Person, including those related to dividends, embedded derivatives and indemnification provisions; plus

(3)
without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies (collectively, “Expected Cost Savings”) related to the Transactions or any Permitted Business Acquisition, Investment, Disposition, operating improvement, restructuring, cost savings initiative and/or any similar transactions which have been initiated or are intended to be initiated (any such operating improvement, restructuring, cost savings initiative or similar transaction or initiative, a “Cost Saving Initiative”), including any cost savings, expenses and GAAP Charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of such Person or any of its subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person in an amount proportionate to the percentage of Equity Interests of such joint venture that are beneficially owned by such Person), which Expected Cost Savings are projected by such Person in good faith and certified by an Officer of such Person to be realized (in each case in the good faith determination of such Person), (i) with respect to the Transactions, on or prior to the date that is 24 months after the Acquisition Closing Date (including actions initiated prior to the Acquisition Closing Date) and (ii) with respect to any other Cost Saving Initiative, whether initiated before, on or after the Acquisition Closing Date, within 12 months after such Cost Saving Initiative (which Expected Cost Savings shall be added to EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided, that any adjustments pursuant to clause (ii) of this clause (3), together with adjustments pursuant to clause (4) below, shall not exceed an aggregate amount equal to 15.0% of EBITDA in the aggregate (calculated after giving effect to any such add-backs and adjustments and all other permitted add-backs and adjustments) for any measurement period on a pro forma basis; provided, further, that such Expected Cost Savings described under this clause (3) are reasonably identifiable and factually supportable; plus

(4)
add-backs and adjustments of the nature used in connection with the calculations of “Adjusted EBITDA,” “Pro Forma Adjusted EBITDA” and “combined company Adjusted EBITDA (excl. synergies)” (or similar pro forma non-GAAP measures) as set forth in the sections titled “Outbrain Summary Historical Financial Information”, “Outbrain Summary Unaudited Pro Forma Condensed Combined Financial Information” and “Summary Combined Company Financial Information” in the Offering Memorandum, to the extent such add-backs and adjustments, without duplication, continue to be applicable to such period; provided, that the aggregate amount added to EBITDA pursuant to this clause (4), together with the aggregate amount added to EBITDA pursuant to clause (ii) of clause (3) above, shall not exceed an aggregate amount equal to 15.0% of EBITDA in the aggregate (calculated after giving effect to any such add-backs and adjustments and all other permitted add-backs and adjustments) for any measurement period on a pro forma basis; plus

(5)
to the extent not included in Consolidated Net Income for such period, the net income of any non-Wholly-Owned Subsidiary up to the amount of cash or Cash Equivalents (x) actually distributed by such Person to the Company, the Issuer or a Restricted Subsidiary or (y) that could have been distributed as a dividend or other distribution or return on investment by such Person to the Company, the Issuer or a Restricted Subsidiary; plus

(6)
without duplication, adjustments identified in the Company’s financial model or the quality of earnings report prepared in connection with the Transactions, which shall include cost benefits of advertising inventory purchase optimization expected to be realized in connection with the Transactions, limited to the amount disclosed in the Offering Memorandum; plus

(7)
without duplication, to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (9) below for any previous period and not added back; minus

(8)
any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(9)
the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash GAAP Charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; minus

(10)	to the extent not deducted in arriving at such Consolidated Net Income, the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes.

Notwithstanding the foregoing, the Company may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (1) through (10) above for any measurement period if such adjustment would increase EBITDA for such measurement period. In addition, unless otherwise specified or unless the context otherwise requires, EBITDA shall refer to the EBITDA of the Company and its Subsidiaries.

“Electronic Means” means the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any Preferred Stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding debt securities convertible or exchangeable into any of the foregoing.

“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Company (other than Disqualified Equity Interests), other than:

(1)	public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Company; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” has the meaning specified in the definition of “Indebtedness”.

“Excess Cash Flow” means, for any Excess Cash Flow Period, any amount (if positive) equal to:

(1)	Consolidated Net Income for such Excess Cash Flow Period; plus

(2)
an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow for such Excess Cash Flow Period in such future period); plus

(3)
the decreases, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Company or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long term assets or current liabilities to long term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; plus

(4)
an amount equal to the aggregate net non-cash loss on Dispositions by the Company and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; minus

(5)
an amount equal to the amount of all non-cash gains for such Excess Cash Flow Period included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period; provided that such amounts are added to Excess Cash Flow in the period received) and cash charges included in clauses (1) through (17) of the definition of “Consolidated Net Income” to the extent financed with internally generated cash flow of the Company or the Restricted Subsidiaries; minus

(6)
the amount of Capital Expenditures made in cash during such period by (or committed during such period to be used for such purposes within the succeeding twelve-month period, subject to reversal of such deduction if any such committed amount is not actually expended within such twelve-month period) the Company and its Restricted Subsidiaries, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Company or the Restricted Subsidiaries (other than under any revolving indebtedness); minus

(7)
the aggregate amount of all principal payments of Indebtedness of the Company and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) prepayments of revolving loans under the Revolving Credit Agreement to the extent such prepayments of revolving loans under the Revolving Credit Agreement are accompanied by a permanent and concurrent commitment reduction thereunder, (C) the amount of any scheduled repayment of Indebtedness to the extent such Indebtedness cannot be re-borrowed, (D) the Notes and (E) any mandatory prepayment or redemption with Net Proceeds of Asset Sales to the extent such Asset Sale resulted in an increase of Consolidated Net Income and not in excess of the amount of such increase); provided, that deductions for voluntary prepayments pursuant this clause (7) shall not apply to the extent such voluntary prepayment is financed with the proceeds of long-term Indebtedness (other than under any revolving indebtedness); provided, further, that to the extent the amount of prepayments exceeds the amount of prepayments required to be made from Excess Cash Flow for such year, when taken together with other payments required for such year, then such excess amounts may be applied to the next subsequent fiscal year at the option of the Company; minus

(8)
the aggregate amount of cash consideration paid by the Company and its Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period (or committed during such period to be used for such purposes within the succeeding twelve-month period, subject to reversal of such deduction if any such committed amount is not actually expended within such twelve-month period) pursuant to Section 4.04 to the extent that such Investments were financed with internally generated cash flow of the Company and the Restricted Subsidiaries; provided, that, any deduction made pursuant to this clause (8) and any deduction made in respect of a Permitted Business Acquisition or other Investment (but not Capital Expenditures) pursuant to clause (9) shall not exceed $5.0 million in the aggregate for any given Excess Cash Flow Period; minus

(9)
without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Business Acquisitions, Capital Expenditures or other Investments to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Business Acquisitions, Capital Expenditures or other Investments during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; provided, that, any deduction made in respect of a Permitted Business Acquisition or other Investment (but not Capital Expenditures) pursuant to this clause (9) and any deduction made pursuant to clause (8) shall not exceed $5.0 million in the aggregate for any given Excess Cash Flow Period; minus

(10)
an amount equal to the aggregate net non-cash gain on Dispositions by the Company and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income; minus

(11)
increases in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Company or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long term assets or current liabilities to long term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(12)
cash payments by the Company and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of purchase price holdbacks, earn out obligations or long-term liabilities of the Company and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income to the extent financed with internally generated cash flow of the Company or any Restricted Subsidiaries; minus

(13)
the aggregate amount of expenditures actually made by the Company and any Restricted Subsidiary in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Company and its Restricted Subsidiaries; minus

(14)
the amount of Taxes (including penalties and interest) paid in cash and/or Tax reserves set aside or payable (without duplication) in such Excess Cash Flow Period to the extent they exceed the amount of Tax expense deducted in arriving at such Consolidated Net Income for such Excess Cash Flow Period; minus

(15)
amounts excluded under clause (7) of the definition of “Consolidated Net Income” for such Excess Cash Flow Period, to the extent the relevant indemnification, reimbursement or insurance proceeds have not yet been received; minus

(16)	cash expenditures in respect of Hedge Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income; minus

(17)	the Minimum Retained Cash Flow Amount.

For purposes of this definition of “Excess Cash Flow,” (i) “deducted in arriving at such Consolidated Net Income” means deducted in calculating the net income (loss) of the Company and its Restricted Subsidiaries and not thereafter excluded pursuant to the definition of Consolidated Net Income, (ii) “included in arriving at such Consolidated Net Income” means included in calculating the net income (loss) of the Company and its Restricted Subsidiaries and not thereafter excluded pursuant to the definition of Consolidated Net Income and (iii) amounts shall be deducted from, or added to, Consolidated Net Income without duplication.

“Excess Cash Flow Amount” means 75% of Excess Cash Flow for the relevant Excess Cash Flow Period.

“Excess Cash Flow Period” means, as applicable, the fiscal year of the Company ending December 31, 2025 and the fiscal year of the Company ending December 31, 2026.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Contributions” means the cash and Cash Equivalents or other assets (valued at their Fair Market Value) received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)
the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Equity Interests and Preferred Stock) of the Company.

“Excluded Subsidiary” shall mean any of the following:

(1)	each Immaterial Subsidiary;

(2)	each Subsidiary that is a non-Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary);

(3)
each Subsidiary (i) that is prohibited from Guaranteeing or granting Liens to secure the Notes Obligations by any Requirement of Law (including, without limitation, any general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, tax restrictions, retention of title claims and any similar applicable laws, rules, regulations or orders and/or sources of potential liability for the officers, directors or shareholders of a Guarantor), (ii) with respect to which providing a Guarantee of the Notes Obligations is not within the legal capacity of such Subsidiary or the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition, bona fide contractual restriction or regulatory condition or would result in (or in a material risk of) personal or criminal liability on the part of any officer of such Subsidiary or (iii) that would require consent, approval, license or authorization of a Governmental Authority or other third party (other than the Company or a Wholly-Owned Subsidiary) to Guarantee or grant Liens to secure the Notes Obligations (unless such consent, approval, license or authorization has been received, it being understood that the Company and its Restricted Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization);

(4)
each Subsidiary acquired pursuant to a Permitted Business Acquisition or other Investment permitted under this Indenture that, at the time of such Permitted Business Acquisition or other Investment, has assumed Indebtedness not incurred in contemplation of such Permitted Business Acquisition or other Investment and each Subsidiary that is a Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor;

(5)	any Restricted Subsidiary that is organized under the laws of a jurisdiction that is not a Covered Jurisdiction;

(6)
any Subsidiary with respect to which the Company reasonably determines in good faith that the cost or other consequences of providing a Guarantee to secure the Notes Obligations are likely to be excessive in relation to the value to be afforded thereby;

(7)	any Restricted Subsidiary with respect to which the Company reasonably determines in good faith that the provision of a Guarantee thereby is likely to result in material and adverse Tax consequences;

(8)	each Unrestricted Subsidiary;

(9)	each Insurance Subsidiary;

(10)	each special purpose entity;

(11)	each not-for-profit subsidiary; and

(12)	each receivables subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Company), including, at the option of the Company, reliance on the most recent real property Tax bill or assessment in the case of Real Property.

“Fitch” means Fitch Ratings Inc. or any successor entity.

“Foreign Subsidiary” means any Restricted Subsidiary that is incorporated, amalgamated, continued, organized or formed, as applicable, under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (unless otherwise specified herein).  For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.  If there occurs a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“GAAP Charge” shall mean any fee (including third party consultant fees and other similar fees), loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Grantor” means the Issuer and the Guarantors and each other direct or indirect Subsidiary of the Issuer that shall have granted any Lien in favor of the Security Agent.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, department, ministry, authority, instrumentality or regulatory or legislative body.

“Guarantee” or “guarantee” of or by any person shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition or Disposition of assets permitted by this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby. “Guaranteed” and “Guaranteeing” shall have meanings correlative thereto.

“Guarantor” means (i) as of the Issue Date, each of the Issue Date Guarantors, (ii) as of 90 days after the Acquisition Closing Date (or such later date as agreed to by the administrative agent under the Revolving Credit Agreement), each of the Post Closing Accession Date Guarantors, and (iii) each Person that executes a Guarantee in accordance with the provisions of this Indenture in its capacity as a guarantor of the Notes and its respective successors and assigns.

“Hedge Agreement” shall mean any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement that is entered into by and between the Company or any Restricted Subsidiary and any Hedge Bank, including any such agreement that is in effect on the Issue Date. Notwithstanding the foregoing, for all purposes of this Indenture, the Security Documents and the Intercreditor Agreement, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Hedge Bank” shall mean any person that enters into or has entered into a Hedge Agreement with the Company or any Restricted Subsidiary, in each case, in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedge Agreement, as determined by the Company in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements.

“holder” or “Noteholder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means international accounting standards as issued by the International Accounting Standards Board, as in effect from time to time, to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, any Restricted Subsidiary that did not, as of the last day of the fiscal quarter of the Company and its Restricted Subsidiaries most recently ended for which financial statements (or pro forma financial statements, as applicable) have been (or were required to be) delivered pursuant to Section 4.02 have (x) assets with a value equal to or in excess of 2.5% of Consolidated Total Assets or (y) operating revenue which is equal to or greater than 2.5% of the consolidated operating revenues of the Company and its Restricted Subsidiaries on such date, in each case, calculated on an unconsolidated standalone basis and without double counting. Notwithstanding the foregoing, if at any time all Immaterial Subsidiaries, taken as a whole, (i) have total assets at such time exceeding 5.0% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries on such date or (ii) have operating revenue which is greater than 5.0% of the consolidated operating revenues of the Company and its Restricted Subsidiaries on such date, then the Company shall designate which of such Restricted Subsidiaries shall no longer constitute “Immaterial Subsidiaries” for purposes of this Indenture to the extent necessary to cause such excess to be eliminated; provided, that if no such designation is made by the Company, then one or more of such Immaterial Subsidiaries shall be deemed not to be Immaterial Subsidiaries in descending order based on the amounts of their Consolidated Total Assets or operating revenue, as applicable, until such excess shall have been eliminated.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Company, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.  “Incurred” and “Incurrence” shall have like meanings.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earnout obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP, (iii) any such obligations incurred under ERISA and (iv) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others described in clauses (a) through (d) above, (f) all Capitalized Lease Obligations of such person, (g) the net obligations of any person under any Hedge Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability in accordance with GAAP, (h) the principal component of all unreimbursed obligations of such person as an account party in respect of drawn letters of credit, (i) the principal component of all unreimbursed obligations of such person in respect of drawn bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Interests) and (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed.

Notwithstanding the foregoing, and where applicable, “Indebtedness” will not include:

(1)
all intercompany Indebtedness and any obligations arising from intercompany transfer pricing arrangements having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business;

(2)	the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date;

(3)	contingent obligations incurred in the ordinary course of business;

(4)
in connection with any Permitted Business Acquisition or other Investment, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of the Person or assets acquired after the closing; provided, however, that to the extent such payment becomes fixed and determined, the amount is paid within 90 days thereafter;

(5)
deferred compensation payable to directors, officers, employees or consultants and any obligations in respect of workers’ compensation claims, early retirement obligations, pension fund obligations or contributions or social security or wage Taxes;

(6)
any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in any amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(7)
current and long term deferred income, current and deferred income taxes payable, capitalized payments in lieu of property taxes in accordance with GAAP, in each case accrued in the ordinary course of business;

(8)	deferred or prepaid revenues;

(9)	prepayments or deposits received from clients or customers in the ordinary course of business;

(10)
obligations in respect of letters of credit and bank guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business, to the extent such letters of credit or bank guarantees are not drawn upon or, if and to the extent drawn upon, are reimbursed no later than the tenth (10th) Business Day following receipt by such Person of a demand for reimbursement following such drawing;

(11)	obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business;

(12)
obligations in respect of performance, completion, surety, Tax, appeal, judgment, advance payment, customs, guarantees or similar instruments provided by the Company or any Restricted Subsidiaries in the ordinary course of business;

(13)
Escrowed proceeds and other obligations which would otherwise constitute Indebtedness but which have been cash collateralized and obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose and are used for such purpose (it being understood that in any event, any such proceeds held in such Escrow shall be not deemed to be unrestricted cash), and

(14)	any Increased Amount.

The amount of Indebtedness of any person for purposes of clause (11) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an incurrence of Indebtedness for purposes of this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other knowhow, whether or not patentable.

“Intercreditor Agreement” means the intercreditor agreement entered into on February 3, 2025, between, among others, the Company, the Issuer, the guarantors under the Revolving Credit Agreement and the other subsidiaries of the Company party thereto from time to time, the Security Agent, Goldman Sachs Bank USA, as super senior agent, and the other banks and financial institutions party thereto from time to time, to which the Trustee acceded to as representative for the Noteholders on the Issue Date.

“Interest Payment Date” has the meaning set forth in paragraph 1 on the reverse side of the applicable Note.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than: (a) Baa3 (or the equivalent) by Moody’s, (b) BBB− (or the equivalent) by S&P, (c) BBB- (or the equivalent) by Fitch, or (d) an equivalent rating by any other “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)
securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Restricted Subsidiaries;

(3)
investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution; and

(4)
corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1)
“Investments” shall include the portion (proportionate to the Company’s Equity Interest in such Restricted Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	its “Investment” in such Subsidiary at the time of such redesignation less

(b)
the portion (proportionate to its Equity Interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2)
any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Notes are originally issued.

“Issue Date Guarantors” means collectively, (i) the Company, (ii) OT US Holdings LLC, (iii) Zemanta Holding USA Inc., (iv) Zemanta Inc., (v) Teads, Inc., (vi) Teads LATAM LLC, (vii) Outbrain UK Limited, (viii) OT UK Holdings Limited, (ix) OT CH Fin Holdings (UK) Limited, (x) Teads Limited and (xi) Teads Studio Limited.

“Junior Liens” means Liens on the Collateral that are junior to the Liens thereon securing the Notes Obligations.

“Lien” means any mortgage, pledge, hypothecation, deed of trust, assignment, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capital lease that would constitute a Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any Permitted Business Acquisition or other Investment, including by means of a merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Company or its Restricted Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (ii) any Restricted Payment subject to an irrevocable declaration by the Board of Directors of the Company or any Restricted Subsidiary that is payable within 60 days of the date of declaration, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing and/or (iii) any repayment or redemption of Indebtedness of the Company or any of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the Company on the date of the declaration of the relevant dividend or purchase, repurchase or other acquisition or retirement of common stock or common Equity Interests multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividends or purchase, repurchase or other acquisition or retirement of common stock or common Equity Interests.

“Material Assets” shall mean any assets or properties (including Intellectual Property) owned by the Company or any Subsidiary that, individually or in the aggregate, are material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, as reasonably determined by the Company in good faith.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Minimum Retained Cash Flow Amount” means $30.0 million.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of (i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration (including, without limitation, all fees (including investment banking fees), commissions, costs and other expenses) Incurred by the Company or any Restricted Subsidiary in connection therewith, (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (including Tax distributions and after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such Disposition), (iii) amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be repaid in connection with such transaction, (iv) appropriate amounts to be provided by the Company and the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company and the Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations or purchase price adjustments associated with such transaction and (v) amounts deposited into Escrow to secure indemnification obligations or purchase price adjustments with respect to such transaction; provided that upon release of any such amounts from Escrow to the Company or any of its Restricted Subsidiaries, such released amount shall constitute Net Proceeds.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Company or any Restricted Subsidiaries.

“Notes” means the Initial Notes and any Additional Notes that are actually issued.

“Notes Documents” means the Notes (including Additional Notes), this Indenture, the Security Documents and the Intercreditor Agreement.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents.

“Obligations” means any principal, interest (including fees and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for fees or expenses is allowed or allowable in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of third parties other than the Trustee and the holders of the Notes.

“Offering Memorandum” means the offering memorandum related to the offering of the Notes, dated February 7, 2025, relating to the issuance of the Initial Notes.

“Officer” means, with respect to any Person, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or the Treasurer of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer of such Person.

“Opinion of Counsel” means, with respect to any Person, a written opinion reasonably acceptable to the Trustee from legal counsel.  The counsel may be an employee of or counsel to such Person.

“Pari Passu Lien Obligations” means (i) the Revolving Credit Agreement Obligations, (ii) the Notes Obligations and (iii) any Indebtedness that is secured on the Collateral on a pari passu basis with the Notes.

“Performance References” has the definition set forth in the definition of “Derivative Instrument.”

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets or business of, or all or a majority of the Equity Interests (other than directors’ qualifying shares) not previously held by the Company or its Restricted Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), so long as (i) subject to Section 1.04 for a Limited Condition Transaction, no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable material laws; (iii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 4.03 (unless such issuance occurs during a Suspension Period); and (iv) any acquired Equity Interests or any Equity Interests in any entity newly formed in connection with such transactions shall be Equity Interests of a Restricted Subsidiary (except as permitted by a provision of the definition of “Permitted Investments”).

“Permitted Holder” means (1) the Seller and its Affiliates and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of the Equity Interests of the Company.

“Permitted Investments” means:

(1)	the Transactions and Investments in connection with the Transactions, including the Acquisition;

(2)	Investments by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary, other than in connection with the second proviso of Section 12.02 (b)(i);

(3)	Investments in cash and Cash Equivalents;

(4)	Investments arising out of the receipt by the Company or any Restricted Subsidiary of non-cash consideration for the Disposition of assets permitted by Section 4.06;

(5)
loans and advances to officers, directors, employees or consultants of the Company or any Restricted Subsidiary (i) in an aggregate outstanding amount pursuant to this clause (5)(i) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $2.5 million and 1.0% of EBITDA for the most recently ended Test Period, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Company;

(6)
accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(7)	Hedge Agreements entered into for non-speculative purposes;

(8)
Investments (not in Subsidiaries, which are provided in clause (2) above) existing on, or contractually committed as of, the Issue Date and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (8) is not increased at any time above the amount of such Investment existing or committed on the Issue Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Issue Date or as otherwise permitted by this definition of “Permitted Investments”);

(9)	Investments resulting from pledges and deposits under clauses (2), (7), (8), (14), (15), (18), (19), (21), (31), (36) and (38) of the definition of “Permitted Liens”;

(10)
Investments by the Company or any Restricted Subsidiary in an aggregate outstanding amount pursuant to this clause (10) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $75.0 million and (y) 30.0% of EBITDA for the most recently ended Test Period (such outstanding amount measured solely at the time of the making of any such Investment); provided, that if any Investment pursuant to this clause (10) is made in any person that was not a Restricted Subsidiary on the date on which such Investment was made but becomes a Restricted Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Restricted Subsidiary and so long as such person remains a Restricted Subsidiary, be deemed to have been made pursuant to clause (2) (to the extent permitted by the provisions thereof) and not in reliance on this clause (10);

(11)	[reserved];

(12)
Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Company or a Restricted Subsidiary as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(13)
Investments of a Restricted Subsidiary acquired after the Issue Date or of a person merged into the Company or merged into or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 and to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14)
acquisitions by the Company of obligations of one or more officers or other employees of the Company or its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Company, so long as no cash is actually advanced by the Company or any of the Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(15)
Guarantees by the Company or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (2), (6), (7), (8), (9) or (10) of the definition thereof, in each case entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(16)	Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Company;

(17)
Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit (and similar endorsements and procedures outside the United States) and Uniform Commercial Code Article 4 customary trade arrangements with customers (and similar arrangements outside the United States);

(18)	[reserved];

(19)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or such Restricted Subsidiary;

(20)	[reserved];

(21)
so long as no Event of Default has occurred and is continuing or would result therefrom, Investments in joint ventures or Similar Businesses in an outstanding amount pursuant to this clause (21) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $12.5 million and (y) 5.0% of EBITDA for the most recently ended Test Period;

(22)	Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(23)
to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(24)
any Investment in fixed income or other assets by any Restricted Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with its customary practices of portfolio management;

(25)	Investments in connection with Permitted Reorganizations;

(26)	[reserved];

(27)	[reserved];

(28)	[reserved];

(29)	[reserved];

(30)
Investments consisting of (or resulting from) Indebtedness permitted by Section 4.03, Permitted Liens, and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Asset Sales permitted by Section 5.01;

(31)	[reserved];

(32)	[reserved];

(33)	[reserved];

(34)	Investments in the Company or any Restricted Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(35)
any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(36)	Investments in subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing;

(37)
contributions to a “rabbi” trust for the benefit of employees, directors, consult ants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(38)
to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of intellectual property pursuant to joint marketing arrangements, in each case in the ordinary course of business; and

(39)	commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof. For the avoidance of doubt, the outstanding amount of any Investment pursuant to this definition shall be reduced by any returns on such Investments received by the Company or any Restricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1)	[reserved];

(2)
Liens on property or assets of the Company and/or the Restricted Subsidiaries existing on the Issue Date and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Issue Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 4.03 and shall not subsequently apply to any other property or assets of the Company or any Restricted Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property or property type covered by such Lien and (B) proceeds and products thereof, including Liens securing obligations in respect of Hedge Agreements and Cash Management Agreements;

(3)	Liens securing Obligations in respect of the Notes issued on the Issue Date under the Indenture, the Guarantees and the Security Documents;

(4)
any Lien on any property or asset of the Company or any Restricted Subsidiary that is not Collateral securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 4.03(b)(ix)(a); provided, that (x) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Restricted Subsidiary, as the case may be, and (y) such Lien does not apply to any other property or assets of the Company or any of the Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Restricted Subsidiary (but not of the Issuer, the Company or any other Guarantor, including the Issuer, the Company or any Guarantor into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and Permitted Refinancing Indebtedness in respect thereof));

(5)	Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith;

(6)
Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(7)
(i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;

(8)
deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(9)
zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(10)
Liens securing Indebtedness permitted by Section 4.03(b)(x), provided, that such Liens do not apply to any property or assets of the Company and/or any Restricted Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(11)
Liens on assets and property of the Company, the Issuer or Restricted Subsidiaries which are not Collateral arising out of any Permitted Sale Lease-Back Transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(12)
(i) Liens securing judgments, awards, attachments and/or decrees and notice of lis pendens and associated rights relating to litigation that do not constitute an Event of Default under Section 6.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(13)
any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Company or any Restricted Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(14)
Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations in the ordinary course of business of the Company or any Restricted Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;

(15)
Liens (i) arising solely by virtue of any statutory or common law provision or customary contractual provision in account documentation relating to banker’s liens, rights of setoff or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds, (v) in favor of credit card companies pursuant to agreements therewith or (vi) in favor of banks or other financial institutions related to check, draft or similar instruments drawn against insufficient funds in the ordinary course of business or otherwise securing obligations in respect of Cash Management Agreements (including such Indebtedness incurred under Section 4.03(b)(xv); provided, that such Liens on Collateral under this subclause (vi) may have priority status in respect of the proceeds from the enforcement of any Collateral that may secure the Notes from time to time;

(16)
Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts, or similar obligations permitted by Section 4.03 and in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(17)
leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(18)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(19)
Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted under this Indenture;

(20)
Liens with respect to property or assets of any Restricted Subsidiary that is not the Issuer or a Guarantor securing obligations in respect of Indebtedness of any Restricted Subsidiary that is not the Issuer or a Guarantor permitted by Section 4.03;

(21)
Liens (a) on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions or (b) on any amounts subject to an Escrow, pending the application of such amounts in connection with the consummation of a transaction;

(22)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(23)
agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any of the Restricted Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(24)
Liens arising from precautionary Uniform Commercial Code financing statements (or other similar foreign filings or recordings) regarding operating leases or other obligations not constituting Indebtedness;

(25)
Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement, (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries and (iii) on Equity Interests in Unrestricted Subsidiaries;

(26)	[reserved];

(27)	[reserved];

(28)	Liens securing insurance premiums financing arrangements;

(29)
in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject (including ground leases in respect of real property on which facilities owned or leased by the Company or any of the Restricted Subsidiaries are located);

(30)
Liens securing Indebtedness or other obligations (i) of the Company or a Restricted Subsidiary in favor of the Issuer or any Guarantor and (ii) of any Restricted Subsidiary that is neither the Issuer nor a Guarantor in favor of any Restricted Subsidiary that is neither the Issuer nor a Guarantor;

(31)	Liens on cash or Cash Equivalents securing Hedge Agreements in the ordinary course of business;

(32)
Liens on goods or inventory the purchase, shipment or storage price of which is financed by a letter of credit or bank guarantee issued or created for the account of the Company or any Restricted Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Company or such Restricted Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted by Section 4.03;

(33)
Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Company or any Restricted Subsidiary;

(34)	Liens on Collateral securing Indebtedness Incurred under:

(i)
Section 4.03(b)(i), provided, that such Liens on Collateral securing Indebtedness under the Revolving Credit Agreement or other revolving credit facility may have priority status in respect of the proceeds from the enforcement of any Collateral that may secure the Notes from time to time;

(ii)	Section 4.03(b)(iv), provided, that such Liens on Collateral may have priority status in respect of the proceeds from the enforcement of any Collateral that may secure the Notes from time to time;

(iii)
Section 4.03(b)(ix)(b), provided that, immediately after giving effect to the acquisition or assumption of such Indebtedness permitted under such Section, (A) if such Indebtedness is secured by Liens on the Collateral ranking pari passu with the Liens securing the Notes, on a Pro Forma Basis immediately after giving effect to such Indebtedness and the use of the proceeds thereof, either (x) the Consolidated Net Senior Secured Leverage Ratio would not exceed 2.20:1.00 or (y) the Consolidated Net Senior Secured Leverage Ratio would not be higher than it was immediately prior to giving effect to such acquisition or other transaction and Incurrence of Indebtedness pursuant to such clause (i)(ii) or (B) if such Indebtedness is secured by Junior Liens, on a Pro Forma Basis immediately after giving effect to such Indebtedness and the use of the proceeds thereof, either (x) the Secured Net Leverage Ratio would not exceed either 2.20:1.00 or (y) the Secured Net Leverage Ratio would not be higher than it was immediately prior to giving effect to such acquisition or other transaction and Incurrence of Indebtedness pursuant to such clause (i)(ii);

(iv)
Section 4.03(a), provided that (A) if such Indebtedness is secured by Liens on the Collateral ranking pari passu with the Liens securing the Notes, on a Pro Forma Basis, the Consolidated Net Senior Secured Leverage Ratio would not exceed 2.20:1.00 or (B) if such Indebtedness is secured by Junior Liens, on a Pro Forma Basis, the Secured Net Leverage Ratio would not exceed 2.20:1.00; or

(v)	Section 4.03(b)(xi);

provided, further, in each case, that each of the parties to the documentation in respect of such Indebtedness will have entered into the Intercreditor Agreement; and, for the avoidance of doubt, no such Liens (other than as set forth in sub-clauses (i) and (ii) above) may have priority status in respect of the proceeds from the enforcement of any Collateral;

(35)
Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(36)
with respect to any Real Property which is acquired in fee after the Issue Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted under this Indenture; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Company or any of its Restricted Subsidiaries;

(37)	[reserved];

(38)	[reserved];

(39)
Liens on assets and Equity Interests of Restricted Subsidiaries that are not the Issuer or a Guarantor (including Equity Interests owned by such persons) securing Indebtedness of Restricted Subsidiaries that are not the Issuer or a Guarantor;

(40)	Liens on receivables and related assets in connection with Section 4.03(b)(xxiii);

(41)
Liens on assets that are not Collateral pursuant to this clause (41)(x) securing Indebtedness in an amount then outstanding (such outstanding amount measured solely when Incurred), not to exceed the greater of (a) $25.0 million and (b) 10.0% of EBITDA for the most recently ended Test Period or (y) so long as the Notes are secured on a pari passu basis in right of payment;

(42)
Liens incidental to the conduct of the Company’s and/or its Restricted Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of the Company or a Restricted Subsidiary and which do not in the aggregate materially detract from the value of the Company’s and its Restricted Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business;

(43)
leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (and other agreements pursuant to which the Company or any Restricted Subsidiary has granted rights to end users to access and use the Company’s or any Restricted Subsidiary’s products, technologies or services) which do not secure any Indebtedness, and which do not materially interfere with the ordinary conduct of business of the Company and any of the Restricted Subsidiaries, taken as a whole;

(44)
Liens on securities that are the subject of repurchase agreements constituting Permitted Investments arising out of such repurchase transaction and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(45)	Liens securing Indebtedness permitted by Section 4.03(ee) (to the extent arising by operation of law) and Section 4.03(ff) (only with respect to the assets of the joint venture); and

(46)	with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary).

“Permitted Receivables Financing” shall mean, collectively, any receivables, securitizations or other receivables financing (including any factoring program) in an aggregate outstanding amount not to exceed (solely when Incurred) $10.0 million (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the most recently ended Test Period) so long as such financings are non-recourse to the Company and any of the Restricted Subsidiaries (except for (a) recourse to any Foreign Subsidiaries in a manner customary in the relevant local market, (b) any customary limited recourse obligations, (c) any performance undertaking or guarantee that is no more extensive in any material respect than customary performance undertakings or (d) an unsecured parent guarantee, and, in each case, reasonable extensions thereof).

“Permitted Receivables Net Investment” shall mean the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Company or any of the Restricted Subsidiaries).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness or Disqualified Equity Interests issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), any Indebtedness or Disqualified Equity Interests (including successive refinancings thereof); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) and an amount equal to any existing revolving commitments unutilized thereof of the Indebtedness or Disqualified Equity Interests so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (b)), (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Notes Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Notes Obligations on terms in the aggregate not materially less favorable to the holders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Company in good faith), (d) no Permitted Refinancing Indebtedness shall have obligors that are not obligors with respect to the Indebtedness being so Refinanced; provided that, if any of the Guarantees of the Indebtedness being Refinanced were subordinated to the Notes Obligations, the Guarantees of the Permitted Refinancing Indebtedness shall be subordinated to the Notes Obligations on no less favorable terms, (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the secured parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 4.12 (as determined by the Company in good faith), and (f) if the Indebtedness being Refinanced was subject to the Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to the Intercreditor Agreement.

“Permitted Reorganization” shall mean any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto (x) the security interests in the Collateral, taken as a whole, is not materially impaired, (y) any pledges of Equity Interests that are part of the Collateral are maintained or replaced with equivalent pledges and (z) such transaction is not otherwise materially adverse to holders.

“Permitted Sale Lease-Back Transaction” shall mean (i) any sale and lease-back transaction entered into prior to the Issue Date and (ii) any sale and lease-back transactions by the Company and/or any of its Restricted Subsidiaries with aggregate net proceeds for all such transactions made pursuant to this clause (ii) not to exceed (calculated at the time of such transaction) $10.0 million.

“Person” or “person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company (including, but not limited to, any private limited company incorporated under the laws of England and Wales) or government, individual or family trusts, or any agency or political subdivision thereof.

“Post Closing Accession Date Guarantors” collectively, (i) Outbrain Japan K.K., (ii) Outbrain France SAS, (iii) Outbrain Israel Ltd, (iv) Outbrain Italy S.r.l., (v) video intelligence AG, (vi) OT Swiss Financing GmbH, (vii) Teads Australia Pty Ltd, (viii) Teads Canada ULC, (ix) Teads Deutschland GmbH, (x) Teads Mexico, S.A. de C.V., (xi) Teads Singapore. Pte. Ltd., (xii) Teads Schweiz GmbH, (xiii) TEADS S.a.r.l., and (xiv) Teads Japan K.K.

“Pledgor” means any of the Issuer or any Guarantor.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of the greater of $12.5 million and an amount equal to 5.0% of EBITDA for the most recently ended Test Period (provided, that the Company may elect to give effect to any Asset Sale, acquisition, Investment (or series of related Investments) below such threshold), merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Company or any of its Restricted Subsidiaries that the Company or any of its Restricted Subsidiaries has determined to make and/or made during or subsequent to the Reference Period in connection with the Transactions, Permitted Business Acquisitions and similar acquisitions and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith but subject to any caps set forth in the definition of “EBITDA”, (iii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Restricted Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Equity Interests or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by an Officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company but subject to the requirements set forth in clause (c) of the definition of “EBITDA” if applicable, and set forth in an Officer’s Certificate of the Company, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the twelve (12) month period following the consummation of the pro forma event, which may be reasonably allocated to the Company or any of its Restricted Subsidiaries in the reasonable good faith determination of the Company. The Company shall deliver to the Trustee an Officer’s Certificate of the Company setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Equity Interests.

“Rating Agency” means (1) any of Moody’s, S&P or Fitch and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Company or any Restricted Subsidiary, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Record Date” has the meaning set forth in paragraph 2 on the reverse side of the applicable Note.

“Regulated Bank” means an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Responsible Officer” means:

(1)
any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of this Indenture.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.  Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Company and shall include the Issuer.

“Revolving Credit Agreement” means the credit agreement entered into on February 3, 2025, among, inter alios, the Company, as borrower, the lenders party thereto, Goldman Sachs Bank USA, as sole administrative agent, and the Security Agent, as collateral agent, after giving effect to the full repayment of the bridge credit facility contemplated therein with the proceeds of the Notes issued on the Issue Date.

“Revolving Credit Agreement Obligations” means the Obligations under the Revolving Credit Agreement.

“S&P” means Standard & Poor’s Ratings Group, Inc. or any successor to the rating agency business thereof.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt that is secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries to (ii) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Secured Net Leverage Ratio shall be determined on a Pro Forma Basis.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agent” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Security Agreement” means the security and pledge agreement, dated February 3, 2025, by and among the Issuer, the Security Agent and the other grantors and pledgors from time to time party thereto, as amended, supplemented or modified from time to time.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, including the Security Agreement, in each case as amended, supplemented, restated, renewed, refunded, replaced, restructured or otherwise modified from time to time, creating or perfecting the security interests in the Collateral in favor of the Security Agent for the benefit of the Trustee and the holders of the Notes as contemplated by this Indenture.

“Security Jurisdictions” means Australia, Canada, England and Wales, France, Germany, Israel, Italy, Japan, Luxembourg, Mexico, Singapore, Switzerland and, in the United States, the States of New York and Delaware.

“Seller” means Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg.

“Senior Indebtedness” means, (a) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (b) with respect to any Guarantor, its Guarantee of the Notes and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).

“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by the Company and its Restricted Subsidiaries on the Issue Date and (ii) any business that is a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, corollary, complementary, ancillary, synergistic or incidental to any of the foregoing.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (i) any Indebtedness of the Issuer that is contractually subordinated in right of payment to the Notes Obligations and (ii) any Indebtedness of any Guarantor that is contractually subordinated in right of payment to the Guarantee of such Guarantor of the Notes Obligations.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.  Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of the Issuer.

“Subsidiary Guarantee” means a Guarantee of the Notes by a Subsidiary Guarantor.

“Subsidiary Guarantor” means any Guarantor other than the Company.

“SVB Revolver” shall mean that certain Second Amended and Restated Loan and Security Agreement, dated as of November 2, 2021, by and among the Company, Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, Zemanta Holding USA Inc. and Zemanta Inc., as amended, modified, supplemented or restated from time to time. The SVB Revolver was terminated on the Acquisition Closing Date.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” means TEADS, a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Company then most recently ended (taken as one accounting period) for which annual or quarterly financial statements have been (or were required to be) delivered pursuant Section 4.02.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Company or any of its Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Company or one or more of its Restricted Subsidiaries to collect and remit those funds to such third parties.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt to (ii) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Leverage Ratio shall be determined on a Pro Forma Basis.

“Transaction Consideration” shall mean an amount equal to the total funds required to be paid to the Seller to consummate the Acquisition pursuant to the Acquisition Agreement.

“Transaction Costs” shall mean the Transaction Consideration and the fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Company and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” shall mean, collectively (a) the consummation of the Acquisition; (b) the issuance of the Notes and the application of the proceeds thereof as described under the heading “Use of Proceeds” in the Offering Memorandum; (c) the entry into the Revolving Credit Agreement and, at the election of the Company, the borrowing of loans thereunder on or prior to the Acquisition Closing Date to fund a portion of the Transaction Costs, (d) the termination of the SVB Revolver and the payment of any Obligations outstanding thereunder; (e) the Bridge Facility Refinancing; (f) the other transactions, actions and/or restructurings that occur pursuant to or in connection with the foregoing (including, but not limited to, any transaction that occurs prior to or substantially concurrently with the Acquisition); and (g) the payment of all Transaction Costs in connection with the foregoing.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Treasury Rate” means, with respect to any Note, as of the applicable redemption date, as determined by the Company, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2027; provided, however, that if the period from such redemption date to February 15, 2027, as applicable, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries and cash and Cash Equivalents of the Company and its Restricted Subsidiaries restricted in favor of the holders.

“Unrestricted Subsidiary” at any time, means:

(1)
any Restricted Subsidiary of the Company (other than the Issuer) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless at the time of such designation such Restricted Subsidiary or any of its Restricted Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of the Company or any other Restricted Subsidiary that is not a Restricted Subsidiary of the Restricted Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Restricted Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of the Restricted Subsidiaries unless otherwise permitted under Section 4.04; provided, further, however, that either (a) the Restricted Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Restricted Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

Notwithstanding anything herein to the contrary (x) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Assets, (y) no Material Assets may be directly or indirectly transferred (including by way of an exclusive license or Investment) to an Unrestricted Subsidiary and (z) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Assets.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Indenture; provided that (i) no payment Event of Default and no Event of Default relating to events of bankruptcy, insolvency or reorganization of the Company or the Issuer is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) the Issuer shall have delivered to the Trustee and Officer’s Certificate certifying compliance with the requirements of preceding clause (i). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date shall constitute (x) the incurrence at the time of designation of any Indebtedness, Lien or Investment of such Restricted Subsidiary existing at such time, and such designation will be permitted only if such Indebtedness, Lien or Investment, as the case may be, is permitted to be incurred or made, as applicable under this Indenture at such time and (y) a return on any Investment by the Company (or the Issuer or a Restricted Subsidiary, as applicable) in Unrestricted Subsidiaries in an amount equal to the Fair Market Value at the date of such designation of the Company’s Investment (or the Issuer’s or such Restricted Subsidiary’s Investment, as applicable) in such Subsidiary.

“U.S. Government Obligations” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)
obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” shall mean a Wholly-Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Restricted Subsidiary of the Company that is a Wholly-Owned Subsidiary of the Company.

SECTION 1.02          Other Definitions.

Term	Section
$1.03(j)
Action	10.07(r)
Additional Amounts	3.09(a)
Affiliate Transaction	4.07(a)
Agent Members	Appendix A

Term	Section
Applicable Law	13.21
Asset Sale Offer	4.06(b)
Authentication Order	2.03
Authorized Officers	13.02
Builder Basket	4.04(a)
Change in Tax Law	3.09(f)
Change of Control Payment Date	4.08(a)
Clearstream	Appendix A
covenant defeasance option	8.01(b)
cross-acceleration provision	6.01(e)
Definitive Note	Appendix A
Directing Holder	6.01
DTC	Appendix A
Euroclear	Appendix A
Event of Default	6.01
Excess Cash Flow Offer	3.10(a)
Excess Cash Flow Payment	3.10(b)
Excess Cash Flow Offer Payment Date	3.10(b)
Excess Proceeds	4.06(b)
Fixed Amount	1.05
Fall-Away Event	4.16
Fixed Amounts	1.05
Foreign Disposition	4.06(g)
Global Notes	Appendix A
Global Notes Legend	Appendix A
Guaranteed Obligations	12.01(a)
IAI	Appendix A
Incurrence Based Amounts	1.05
Initial Notes	2.01
Instructions	13.02(c)
Issuer	Preamble
judgment default provision	6.01(h)
LCA Election	1.04
LCA Test Date	1.04
legal defeasance option	8.01(b)
Non-U.S. Guarantor	3.09(a)
Noteholder Direction	6.01
Notes Custodian	Appendix A
Offer Period	4.06(d)
Paying Agent	2.04(a)
Permitted Jurisdictions	5.01(a)
Position Representation	6.01
Position Representation and Verification Form	6.01
protected purchaser	2.08
QIB	Appendix A

Term	Section
Refunding Capital Stock	4.04(b)(xi)
Registrar	2.04(a)
Regulation S	Appendix A
Regulation S Global Notes	Appendix A
Regulation S Notes	Appendix A
Related Person	10.07(b)
Relevant Transaction	1.05
Restricted Notes Legend	Appendix A
Restricted Payments	4.04(a)
Restricted Period	Appendix A
Reversion Date	4.16
Rule 144A	Appendix A
Rule 144A Global Notes	Appendix A
Rule 144A Notes	Appendix A
Rule 501	Appendix A
Signature Law	13.12
Subject Lien	4.12(a)
Successor Company	5.01(a)(i)
Successor Issuer	5.01(a)(i)
Successor Subsidiary Guarantor	5.01(b)(i)
Suspended Covenants	4.16
Suspension Period	4.16
Tax Jurisdiction	3.09(a)
Tax Redemption Date	3.09(f)
Transfer Restricted Definitive Notes	Appendix A
Transfer Restricted Global Notes	Appendix A
Transfer Restricted Notes	Appendix A
Treasury Capital Stock	4.04(b)(xi)
U.S. dollars	1.03(j)
Unrestricted Definitive Notes	Appendix A
Unrestricted Global Notes	Appendix A
USA PATRIOT Act	13.19
Verification Covenant	6.01

SECTION 1.03          Rules of Construction.

Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)          “or” is not exclusive;

(d)          “including” means including without limitation;

(e)          words in the singular include the plural and words in the plural include the singular;

(f)         unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)          the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h)          the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i)          unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(j)          “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

SECTION 1.04          Limited Condition Transactions

In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for purposes of:

(a)          determining compliance with any provision of this Indenture that requires the calculation of the Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, Secured Net Leverage Ratio or the Consolidated Net Senior Secured Leverage Ratio;

(b)          determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(c)       testing availability under baskets under this Indenture (including baskets measured as a percentage of EBITDA, Market Capitalization or Consolidated Total Assets or by reference to the Builder Basket);

in each case, at the option of the Company (the Company’s election, in writing to the Trustee, to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into or the date of delivery of the relevant notices, if any (including but not limited to notices of redemption or notices with respect to any debt repayment) (the “LCA Test Date”), and if, on a Pro Forma Basis after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Company could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Company has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA of the Company or any Restricted Subsidiary or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.

If the Company has made an LCA Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated; provided that if such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any action taken where compliance of such ratios or baskets was determined or tested assuming such Limited Condition Transaction and other transaction in connection therewith have been consummated will not be deemed to have been exceeded as a result of failure to consummate such Limited Condition Transaction and other transactions in connection therewith.

SECTION 1.05          Certain Calculations

For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test, subject to Section 1.04, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. Notwithstanding anything to the contrary herein with respect to any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio (including, without limitation, any Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, Consolidated Net Senior Secured Leverage Ratio or Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts Incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any such financial ratio (any such amounts, the “Incurrence Based Amounts”), in a single transaction or action or series of related transactions or actions (for the purposes of this paragraph, a “Relevant Transaction”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof and the uses of such proceeds) shall be disregarded in the calculation of the financial ratio applicable to the Incurrence Based Amounts in connection with such Relevant Transaction.

ARTICLE II

THE NOTES

SECTION 2.01          Amount of Notes.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $637,500,000 (the “Initial Notes”).

The Issuer may at any time and from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 (unless such issuance occurs during a Suspension Period) and the Liens securing such Additional Notes are at such time permitted by Section 4.12 and (ii) such Additional Notes are issued in compliance with the provisions set forth below. With respect to any Additional Notes issued after the Issue Date, there shall be (a) established in or pursuant to a resolution of the Board of Directors of the Issuer and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1)           the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2)          the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3)          if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes may, at the Issuer’s election, be treated as a single class of securities for all purposes under this Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP and/or ISIN number.

For all purposes of this Indenture, references to the Notes include any Additional Notes actually issued.

SECTION 2.02          Form and Dating.

Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture.  The Initial Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture.  The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer).  Each Note shall be dated the date of its authentication.  The Notes shall be issuable only in registered form without interest coupons and in denominations of $200,000 and any integral multiples of $1,000 in excess thereof; provided that the Notes may be issued in denominations of less than $200,000 solely to accommodate book-entry positions that have been created by a DTC participant in denominations of less than $200,000.

SECTION 2.03          Execution and Authentication.

The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (an “Authentication Order”) (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $637,500,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such Authentication Order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered holder of each of the Notes and delivery instructions.  Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $200,000 and integral multiples of $1,000 in excess thereof.

One Officer shall sign the Notes for the Issuer by manual or electronic (including PDF) signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent as described immediately below) manually or electronically signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuer to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by the Trustee, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04          Registrar and Paying Agent.

(a)          The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may have one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrars.  The term “Paying Agent” includes the Paying Agent and any additional paying agents.  The Issuer initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

(b)         The Issuer may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee in writing of the name and address of any such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Issuer or any of its wholly owned domestically organized Subsidiaries may act as Paying Agent or Registrar.

(c)         The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05          Paying Agent to Hold Money in Trust.

Prior to 10:00 a.m., New York City time, on each due date of the principal of and interest on the Notes, the Issuer shall deposit with each Paying Agent (or if the Issuer or any of its wholly owned domestically organized Subsidiaries is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due.  The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee in writing of any default by the Issuer in making any such payment.  If the Issuer or any of its wholly owned domestically organized Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent.  Upon complying with this Section 2.05, a Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06          Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders.  If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

SECTION 2.07          Transfer and Exchange.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.  When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements (including, among other things, the furnishing of appropriate endorsements and transfer documents) therefor are met.  When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.  To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request.  The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.07.  The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the sending of a notice of redemption of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

None of the Trustee, Registrar or Paying Agent shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.08          Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a) satisfies the Issuer and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuer and the Trustee.  Such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee, with respect to the Trustee, and the Issuer, with respect to the Issuer, to protect the Issuer, the Trustee, the Paying Agent and the Registrar, as applicable, from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment.  The Issuer and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note).  In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuer.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09          Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding.  Subject to Section 13.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10          Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures.  The Issuer may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation.  The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11          Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner.  The Issuer may pay the defaulted interest to the Persons who are holders on a subsequent special record date.  The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12          CUSIP Numbers, ISINs, Etc.

The Issuer in issuing the Notes may use CUSIP numbers and ISINs, and the Trustee shall use any such CUSIP numbers and ISINs in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption, that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer shall advise the Trustee in writing of any change in any such CUSIP numbers and ISINs.

SECTION 2.13          Calculation of Principal Amount of Notes.

The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination.  With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, and Section 13.06 of this Indenture.  Any calculation of the Applicable Premium made pursuant to this Section 2.13 shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE III

REDEMPTION

SECTION 3.01          Optional Redemption.

The Notes may be redeemed at the Issuer’s option, in whole at any time or in part from time to time, subject to the conditions and at the redemption prices set forth in paragraph 5 on the reverse side of the applicable Note, which is hereby incorporated by reference and made a part of this Indenture.

SECTION 3.02          Applicability of Article.

Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article III.

SECTION 3.03          Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.01, the Issuer shall notify the Trustee in an Officer’s Certificate of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.  The Issuer shall give notice to the Trustee provided for in this paragraph at least 10 days (or such shorter period as is acceptable to the Trustee) but not more than 60 days before a redemption date if the redemption is a redemption pursuant to Section 3.01.  The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 3.05.  Any such notice may be canceled if written notice from the Issuer of such cancellation is actually received by the Trustee on the Business Day immediately prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of DTC and shall thereby be void and of no effect.

SECTION 3.04          Selection of Notes to Be Redeemed.

In the case of any partial redemption of Notes, selection of Notes for redemption will be made in such manner that complies with the requirements of DTC; provided that no Notes of $200,000 or less shall be redeemed in part.  The Notes to be selected shall be selected from outstanding Notes not previously called for redemption.  Notes and portions of them that are selected for redemption shall be in amounts of $200,000 or integral multiples of $1,000 in excess thereof.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.  In the event of a partial redemption of any Notes represented by Definitive Notes, the Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.05          Notice of Optional Redemption.

(a)          At least 10, but not more than 60 days before a redemption date pursuant to paragraph 5 of the reverse side of the Note, the Issuer shall mail or cause to be mailed by first-class mail, postage prepaid, or send electronically if the Notes are held by DTC, a notice of any optional redemption to each holder whose Notes are to be redeemed at its registered address or provided otherwise in accordance with the procedures of DTC (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.

Any such notice shall identify the Notes to be redeemed and shall state:

(i)           the redemption date and any conditions precedent to such redemption;

(ii)          the redemption price and the amount of accrued interest to, but excluding, the redemption date;

(iii)         the name and address of the Paying Agent;

(iv)       that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued and unpaid interest;

(v)         if fewer than all the outstanding Notes are to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi)       that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii)        the CUSIP number and/or ISIN, if any, printed on the Notes being redeemed;

(viii)      that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN, if any, listed in such notice or printed on the Notes; and

(ix)         the Section of this Indenture pursuant to which the redemption shall occur.

(b)         Notice of any optional redemption of Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an Incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to the satisfaction (or waiver by the Issuer) of one or more conditions precedent, including, but not limited to, completion of a related transaction.  If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date as so delayed.  In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.  If any such condition precedent has not been satisfied (or waived by the Issuer), the Issuer shall provide written notice to the Trustee on or prior to the redemption date.  Upon receipt, the Trustee shall provide such notice to each holder in the same manner in which the notice of redemption was given.  Upon receipt of such notice by holders, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed, in each case as provided in such notice.

(c)         At the Issuer’s request in an Officer’s Certificate, the Trustee shall deliver the notice of redemption in the Issuer’s name and at the Issuer’s expense on the date specified in such request.  In such event, the Issuer shall notify the Trustee of such request at least two days (or such shorter period as is acceptable to the Trustee) prior to the date such notice is to be provided to holders.  Such notice may not be canceled once delivered to holders of Notes.

SECTION 3.06          Effect of Notice of Redemption.

Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05(a), Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final paragraph of paragraph 5 of the reverse side of the applicable Notes.  Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued and unpaid interest to, but excluding, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date.  Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

SECTION 3.07          Deposit of Redemption Price.

With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or any of its wholly owned domestically organized Subsidiaries is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation prior to such redemption date.  On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.08          Notes Redeemed in Part.

If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed.  If any Definitive Note is to be redeemed in part only, upon surrender and cancellation of such Note, the Issuer shall execute and the Trustee shall authenticate for the holder (at the Issuer’s expense) a new Definitive Note equal in principal amount to the unredeemed portion of such Note surrendered and cancelled.  If any Global Note is to be redeemed in part only, the records of the Trustee shall reflect such decrease in the principal amount of such Global Note.

SECTION 3.09          Optional Redemption for Tax Reasons

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the holders of the Notes (which notice will be irrevocable and distributed to holders in the manner described in Section 3.05), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but excluding, the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date that is prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of a Guarantee of the Notes, any Non-U.S. Guarantor is or would be required to pay Additional Amounts, and the Issuer or the relevant Non-U.S. Guarantor determines in good faith such Non-U.S. Guarantor cannot avoid any such payment obligation by taking commercially reasonable measures available to it (which reasonable measures shall include causing such payment to be made by another Non-U.S. Guarantor without triggering Additional Amounts), as a result of:

(i)        any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of a Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the date of the Offering Memorandum (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the date of the Offering Memorandum, the date on which such Tax Jurisdiction became a Tax Jurisdiction under this Indenture);

(ii)        any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation becomes effective on or after the date of the Offering Memorandum (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the date of the Offering Memorandum, the date on which such Tax Jurisdiction became a Tax Jurisdiction under this Indenture); or

(iii)        any official proposal of the aforementioned changes and amendments in clauses (i) or (ii) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the relevant Non-U.S. Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes or Guarantees were then due, and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Prior to the publication or, where relevant, sending of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee an Officer’s Certificate stating that there has been such Change in Tax Law which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer publishes or sends notice of redemption of the Notes as described above, the Company will deliver to the Trustee an Officer’s Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the Issuer or the relevant Guarantor taking commercially reasonable measures available to it.

The Trustee will accept such Officer’s Certificate as sufficient evidence, without further inquiry, of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the Notes.

ARTICLE IV

COVENANTS

SECTION 4.01          Payment of Notes.

The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 3:00 p.m., New York City time, money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

SECTION 4.02          Reports and Other Information.

(a)          Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall file with the SEC (and upon written request provide the Trustee and holders with copies thereof, without cost to each holder, within 5 days after receipt of such request):

(i)         within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(ii)         within the time period specified in the SEC’s rules and regulations for non-accelerated filers (except for any delay permitted by Rule 13a-13(a) promulgated under the Exchange Act), reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC; and

(iii)        within 15 days after the date of filing that would have been required for a current report on Form 8-K, such other reports on Form 8‑K (or any successor or comparable form) (if the Company were required to prepare and file such form) pursuant to Item 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets) or 5.01 (Changes in Control of Registrant) of such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form);

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company shall make available such information to prospective purchasers of the Notes in addition to providing such information to the Trustee and the holders, in each case, within the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as provided above; provided, further, that such reports shall not be required to contain the financial information contemplated by Rule 3-10 or Rule 3-16 under Regulation S-X promulgated by the SEC (or any successor provision).  In addition to providing such information to the Trustee, the Company shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to clauses (i), (ii) and (iii) of this clause (a), by posting such information to its website or on IntraLinks or any comparable online data system or any website, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

If the Issuer has designated any Restricted Subsidiary as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (i) and (ii) of this clause (a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(b)          In addition, the Company will make such information available to prospective investors upon request.  In addition, the Issuer shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)          Notwithstanding the foregoing, the Company will be deemed to have furnished the reports referred to in this Section 4.02 to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

(d)          Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates), and the Trustee shall have no liability or responsibility for the filing, timeliness, or content of any such report.

SECTION 4.03          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Equity Interests.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness or issue shares of Disqualified Equity Interests; provided, that the Company and any Restricted Subsidiary may Incur (i) Indebtedness or issue shares of Disqualified Equity Interests if, on the date of such Incurrence, either, as elected by the Company, (A) the Consolidated Interest Coverage Ratio, determined on a Pro Forma Basis, is at least equal to 2.00:1.00 for the then most recently ended Test Period, or (B) the Total Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed 2.20:1.00 for the then most recently ended Test Period; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness; provided, that the aggregate outstanding amount of Indebtedness Incurred (such outstanding amount measured solely when Incurred) or shares of Disqualified Equity Interests issued by Restricted Subsidiaries that are neither the Issuer nor Guarantors under this paragraph and under clause (ix) of clause (b) shall not exceed the greater of (x) $50.0 million and (y) 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”).

(b)          The limitations set forth in Section 4.03(a) will not apply to:

(i)          Indebtedness of the Company and any Restricted Subsidiary under any Credit Agreement (including the Revolving Credit Agreement) in an aggregate principal outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this clause (i) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed (a) $100.0 million plus (b) (x) the greater of $94.0 million and (y) 37.5% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”); provided that any such Indebtedness incurred in reliance on the foregoing sub clause (b) may only be incurred under the Revolving Credit Agreement or other revolving credit facility;

(ii)         Indebtedness and shares of Disqualified Equity Interests, including Capitalized Lease Obligations (other than Indebtedness described in clause (i) above or clause (iii) below), of the Company or any Restricted Subsidiary existing or committed on the Issue Date and any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness or Disqualified Equity Interests;

(iii)      the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the Guarantees of the Notes (including any Additional Notes);

(iv)         Indebtedness of the Company or any Restricted Subsidiary pursuant to Hedge Agreements entered into for non-speculative purposes;

(v)         Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(vi)        Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided, that Indebtedness owed by the Issuer or any Guarantor to any Restricted Subsidiary that is neither the Issuer nor a Guarantor pursuant to this clause (vi) shall be expressly subordinated to the prior payment in full in cash of all of the Notes Obligations pursuant to the Intercreditor Agreement;

(vii)      Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(viii)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case arising in the ordinary course of business;

(ix)        (a) Indebtedness of a Restricted Subsidiary acquired after the Issue Date or a person merged, amalgamated or consolidated with the Company or any Restricted Subsidiary after the Issue Date, (b) Indebtedness otherwise assumed by the Issuer or any Guarantor in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Indenture, in each case, pursuant to this sub-clause (ix)(b); provided, that, (x) Indebtedness acquired or assumed pursuant to this sub-clause (ix)(b) shall be in existence prior to the respective merger, amalgamation or consolidation or acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) immediately after giving effect to the acquisition or assumption of such Indebtedness, (A) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (a) above after giving pro forma effect to the relevant acquisition and the Incurrence of such Indebtedness pursuant to this clause (ix), or (B) calculated on a Pro Forma Basis, either the Consolidated Interest Coverage Ratio would not be lower or the Total Net Leverage Ratio would not be higher than it was immediately prior to giving effect to such acquisition or other transaction and Incurrence of Indebtedness pursuant to this clause (ix); provided, that the aggregate outstanding amount of Indebtedness by Restricted Subsidiaries that are neither the Issuer nor Guarantors under this clause (ix) and under clause (a) above (such outstanding amount measured solely when Incurred) shall not exceed the greater of (x) $50.0 million and (y) 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”); and (c) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(x)          (a) mortgage financings and other Indebtedness incurred by the Company or any Restricted Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets in order to finance such acquisition, lease, construction, repair, replacement or improvement (whether through the direct purchase of property or the Equity Interests of any person owning such property) and (b) Capitalized Lease Obligations (and, in each case of clause (a) and (b), any Permitted Refinancing Indebtedness in respect thereof) in an aggregate principal outstanding amount pursuant to this clause (x) (such outstanding amount measured solely at the time of incurrence, creation or assumption) not to exceed the greater of (x) $50.0 million and (y) 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(xi)        Indebtedness or Disqualified Equity Interests of the Company and/or any Restricted Subsidiary (including, for the avoidance of doubt, any Guarantees thereof), in an aggregate principal outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this clause (xi) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) $100.0 million and (y) 40.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);

(xii)      Guarantees (a) by the Company or the Issuer of Indebtedness of any Restricted Subsidiary, (b) by any Restricted Subsidiary that is neither the Issuer nor a Guarantor of Indebtedness of any other Restricted Subsidiary that is neither the Issuer nor a Guarantor and (c) by any Guarantor or the Issuer of Indebtedness of any other Guarantor or the Issuer;

(xiii)     Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, in connection with any Permitted Business Acquisition or similar Investment or the disposition of any business, assets or a Subsidiary not prohibited by this Indenture;

(xiv)       Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(xv)        obligations in respect of Cash Management Agreements in the ordinary course of business;

(xvi)     Indebtedness in the ordinary course of business in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements;

(xvii)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Company or any Restricted Subsidiary in the ordinary course of business;

(xviii)    Capitalized Lease Obligations and any other Indebtedness incurred by the Company or any Restricted Subsidiary arising from any Permitted Sale Lease-Back Transaction and any Permitted Refinancing Indebtedness in respect thereof;

(xix)     Indebtedness issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company permitted by Section 4.04;

(xx)      Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements of such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted under this Indenture;

(xxi)       Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii)      to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement;

(xxiii)     (A) Indebtedness pursuant to this clause (xxiii)(A) in respect of Permitted Receivables Financings and (B) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(xxiv)     [reserved];

(xxv)     Guarantees by the Company and/or any Restricted Subsidiary of Indebtedness or other obligations of the Company, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted pursuant to this covenant or other obligations not prohibited by this Indenture;

(xxvi)    Indebtedness issued by the Company or any Restricted Subsidiary to any current or former director, officer, employee, member of management, manager or consultant of the Company or any Restricted Subsidiary (or their respective immediate family members) to finance the purchase or redemption of Equity Interests of the Company permitted by Section 4.04;

(xxvii)   Indebtedness of the Company and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank to support any defaulting lender’s participation in letters of credit issued pursuant to the Revolving Credit Agreement;

(xxviii)  Indebtedness of the Company and/or any Restricted Subsidiary supported by any letter of credit, bank guaranty or similar instrument otherwise permitted under this Section 4.03;

(xxix)     unfunded pension fund and other employee benefit plan obligations and liabilities of the Company and/or any Restricted Subsidiary in the ordinary course of business;

(xxx)     without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Company and/or any Restricted Subsidiary otherwise permitted under this Section 4.03;

(xxxi)    Indebtedness of the Company or any Restricted Subsidiary in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions or any other Investment permitted under this Indenture;

(xxxii)   Indebtedness of the Company or any Restricted Subsidiary that is a joint venture in an outstanding amount (such outstanding amount measured solely when Incurred) pursuant to this clause (xxxii) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of $12.5 million and 5.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”); and

(xxxiii)   customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business.

(c)          For purposes of determining compliance with this Section 4.03:

(1)          in the event that an item of Indebtedness or Disqualified Equity Interests (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in Sections 4.03(b)(i) through (xxxiii) or is entitled to be Incurred pursuant to Section 4.03(a), then the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such item of Indebtedness or Disqualified Equity Interests (or any portion thereof) in any manner that complies with this Section 4.03, provided that Indebtedness outstanding under the Revolving Credit Agreement shall be Incurred under Section 4.03(b)(i) and may not be reclassified and any Indebtedness originally incurred under Section 4.03(b)(i) may not be reclassified;

(2)          subject to clause (1) above, at the time of Incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness or Disqualified Equity Interests in more than one of the categories of Indebtedness or Disqualified Equity Interests described in Section 4.03(a) or Sections 4.03(b)(i) through (xxxiii) (or any portion thereof); and

(3)          in connection with the Incurrence (including with respect to any Incurrence on a revolving basis pursuant to a revolving loan commitment) of any Indebtedness under Section 4.03(a) or Section 4.03(b)(i)(x), the Issuer or the applicable Restricted Subsidiary may, by notice to the Trustee at any time prior to the actual Incurrence of such Indebtedness, designate such Incurrence as having occurred on the date of such prior notice, and any related subsequent actual Incurrence will be deemed for all purposes under this Indenture to have been Incurred on the date of such prior notice.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness or Disqualified Equity Interests outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or Disqualified Equity Interests for purposes of this Section 4.03.  Guarantees of, or Obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or, in the case of revolving credit debt, first committed or first Incurred (at the election of the Company).  However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed (i) the principal amount of the Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior in right of payment to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 4.04          Limitation on Restricted Payments.

(a)          The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)          declare or pay any dividend or make any distribution on account of any of the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of the Company; and (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)          purchase or otherwise acquire or retire for value any Equity Interests of the Company;

(iii)       make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer, or any Guarantor or any Indebtedness secured by Junior Liens (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 4.03(b)(vi)); or

(iv)         make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)          no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)       immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Acquisition Closing Date (including Restricted Payments permitted by Sections 4.04(b)(xvii) and (xviii), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to:

(A)          the sum of (without duplication) (the “Builder Basket”):

(i)	$15.0 million; plus

(ii)
50.0% of Consolidated Net Income of the Company (which shall not be less than zero) for the period from the first day of the fiscal quarter of the Company during which the Acquisition Closing Date occurred to and including the last day for the most recently ended fiscal quarter of the Company prior to such date of determination; plus

(iii)
the amount of any capital contribution to, or the proceeds of any issuance of Qualified Equity Interests of, the Company after the Issue Date (other than any amount received from any Restricted Subsidiary), plus the fair market value, as reasonably determined in good faith by the Company, of cash equivalents, marketable securities or other property, in each case received by the Company or any of the Restricted Subsidiaries as a capital contribution or in return for any issuance of Qualified Equity Interests (other than any amounts received from the Company or any of the Restricted Subsidiaries), in each case, during the period from and including the day immediately following the Acquisition Closing Date through and including such date of determination; plus

(iv)
the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Company or any of the Restricted Subsidiaries issued after the Issue Date (other than Indebtedness or such Disqualified Equity Interests issued to the Company or any Restricted Subsidiaries), which has been converted into or exchanged for Equity Interests of the Company or any Restricted Subsidiary that does not constitute Disqualified Equity Interests, together with the fair market value of any cash equivalents and the fair market value (as reasonably determined in good faith by the Company) of any assets received by the Company or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Acquisition Closing Date through and including such date of determination; plus

(v)
the net cash proceeds received by the Company or any Restricted Subsidiaries during the period from and including the day immediately following the Acquisition Closing Date through and including such date of determination in connection with the Disposition to any Person (other than the Company or any Restricted Subsidiaries) of any Investment made pursuant to this clause (3); plus

(vi)
to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Company or any Restricted Subsidiary during the period from and including the day immediately following the Acquisition Closing Date through and including such date of determination in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Acquisition Closing Date pursuant to this clause (3); plus

(vii)
an amount equal to the sum of (A) the amount of any Investment by the Company or any Restricted Subsidiaries pursuant to this clause (3) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Company or any Restricted Subsidiaries, (B) the fair market value (as reasonably determined in good faith by the Company) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Company or any Restricted Subsidiaries and (C) the Net Proceeds of any Disposition of any Unrestricted Subsidiary (including the issuance or sale of Equity Interest thereof) received by the Company or any Restricted Subsidiaries, in each case, during the period from and including the day immediately following the Issue Date through and including such date of determination.

(b)          The provisions of Section 4.04(a) shall not prohibit:

(i)      Restricted Payments made to the Company or any Restricted Subsidiary (provided, that Restricted Payments made by a non-Wholly-Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Company or such Restricted Subsidiary) to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary based on its ownership interests in such non-Wholly-Owned Subsidiary);

(ii)         Restricted Payments made by the Company to repurchase, redeem, retire or otherwise acquire or retire for value Equity Interests of the Company or any Restricted Subsidiary held by any future, present or former employee, director, officer or consultant (or any immediate family member thereof) of the Company or any Restricted Subsidiary of any of the foregoing (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), together with any amounts needed to pay social security and Medicare taxes (or their non-U.S. jurisdiction equivalents) for such Person’s share of any payroll or employment Taxes related to the foregoing;

(A)        with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of the Company or any subsidiary thereof held by any future, present or former employee, director, officer or consultant (or any immediate family member thereof) of the Company or any Restricted Subsidiary) in an amount not to exceed $10 million, which, if not used in such fiscal year, may be carried forward to succeeding fiscal years; provided that the aggregate amount of Restricted Payments in any fiscal year pursuant to this clause (A) shall not exceed $15 million;

(B)         with the proceeds of any sale or issuance of the Equity Interests of the Company (to the extent such proceeds are contributed in respect of Qualified Equity Interests, the Company or any Restricted Subsidiary, are not used to increase the Builder Basket or the Available Excluded Contribution Amount); and/or

(C)          with the net proceeds of any key-person life insurance policy;

(iii)        non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(iv)      so long as no Event of Default is continuing or would result therefrom, Restricted Payments pursuant to this clause (iv) from a substantially concurrent receipt of proceeds of any equity contribution (that is not in exchange for Disqualified Equity Interests) or any issuance of Qualified Equity Interests received by the Company after the Issue Date that do not increase either the Builder Basket or the Available Excluded Contribution Amount;

(v)          [reserved];

(vi)        Restricted Payments made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(vii)       so long as no Event of Default has occurred and is continuing, Restricted Payments pursuant to this clause (vii) in an aggregate amount not to exceed the greater of (x) $38.0 million and (y) 15.0% of EBITDA for the most recently ended Test Period;

(viii)       [reserved];

(ix)         so long as no Event of Default has occurred and is continuing, Restricted Payments made pursuant to this clause (ix) in an amount not to exceed the Available Excluded Contribution Amount;

(x)         to the extent constituting a Restricted Payment, Restricted Payments under any transactions permitted Section 4.03, Section 4.07 and Section 5.01;

(xi)      Restricted Payments made pursuant to this clause (xi) to (a) redeem, repurchase, retire or otherwise acquire any Equity Interest (“Treasury Capital Stock”) of the Company and/or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Company and/or any Restricted Subsidiary) of, Qualified Equity Interests of the Company (“Refunding Capital Stock”) and (b) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Company or a Restricted Subsidiary) of any Refunding Capital Stock;

(xii)        to the extent constituting a Restricted Payment, the consummation of the Transactions;

(xiii)      Restricted Payments made pursuant to this clause (xiii) to repurchase Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise or required withholding or similar Taxes;

(xiv)       [reserved];

(xv)       unlimited Restricted Payments made pursuant to this clause (xv); provided that at the time of such Restricted Payment, (A) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 1.00:1.00 and (B) no Event of Default has occurred and is continuing or would result therefrom;

(xvi)     to the extent constituting a Restricted Payment, any Transaction Costs, including purchase price adjustments, required to be paid pursuant to the Acquisition Agreement;

(xvii)      the declaration and payment by the Company of, or loans, advances, dividends or distributions to pay, dividends on the common stock or common equity interests of the Company, or purchases, repurchases or other acquisitions or retirements of common stock or common equity interests of the Company, in an amount not to exceed in any fiscal year 6.0% of Market Capitalization; provided that after giving pro forma effect to the payment of any such dividend or making of any such loans, advances, dividends, distributions, purchases, repurchases or other acquisitions, the Total Net Leverage Ratio would not exceed 1.20:1.00;

(xviii)   the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(xix)     the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Equity Interests of the Company or any Restricted Subsidiary issued or Incurred in accordance with Section 4.03;

(xx)        [reserved];

(xxi)     the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than to the extent substantially all of the assets of such Unrestricted Subsidiaries, directly or indirectly, consist of cash or Cash Equivalents);

(xxii)     the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.06 and Section 4.08; provided that all Notes tendered by holders of the Notes in connection with an Asset Sale Offer or Change of Control, as applicable, have been repurchased, redeemed or acquired for value; and

(xxiii)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made an offer in connection with a Change of Control (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control have been repurchased, redeemed or acquired for value.

Notwithstanding anything herein to the contrary (w) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Assets, (x) no Material Assets may be directly or indirectly transferred (including by way of an exclusive license or Investment) to an Unrestricted Subsidiary, (y) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Assets and (z) the amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

(c)          As of the Issue Date, all of the Subsidiaries of the Company (including the Issuer) will be Restricted Subsidiaries.  For purposes of designating any Restricted Subsidiary (other than the Issuer) as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.”  Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 4.05          Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the Company or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary or (B) the granting of Liens by the Company or any Restricted Subsidiary to secure the Notes Obligations, in each case other than those arising under any Security Document, except, in each case, restrictions existing by reason of:

(a)          restrictions imposed by Requirement of Law;

(b)         (i) contractual encumbrances or restrictions existing on the Issue Date and (ii) contractual encumbrances or restrictions pursuant to any Credit Agreement;

(c)         any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(d)          customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)          any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Indenture to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f)         any restrictions imposed by any agreement relating to (i) Indebtedness permitted pursuant to Sections 4.03(b)(iv) or (xv), in each case, solely with respect to any accounts, cash, cash equivalents or cash collateral related thereto, (ii) Indebtedness permitted pursuant to Section 4.03(b)(ix) or (xxxii), in each case, solely with respect to the Restricted Subsidiary to which such Indebtedness relates, (iii) Indebtedness permitted pursuant to Section 4.03(b)(x) or (xviii), in each case, solely with respect to the assets to which such Indebtedness relates, (iv) Indebtedness of a Restricted Subsidiary other than the Issuer or a Guarantor that is permitted pursuant to Section 4.03, solely with respect to the Restricted Subsidiary to which such Indebtedness relates, (v) Indebtedness permitted pursuant to Sections 4.03(b)(i) or (iii), (vi) any Permitted Receivables Financing solely with respect to the assets subject to such Permitted Receivables Financing and (vii) Indebtedness incurred pursuant to Section 4.03, or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Indenture (in each case, as determined in good faith by the Company);

(g)          customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)          customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j)          customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 5.01, pending the consummation of such sale, transfer, lease or other disposition;

(k)          Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 4.05;

(l)          customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and its Restricted Subsidiaries to meet their ongoing obligations;

(m)          any agreement in effect at the time a person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary;

(n)          customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(o)          restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(p)          restrictions in agreements (other than agreements governing Indebtedness of Restricted Subsidiaries) that (as determined in good faith by the Company) will not prevent the Company from satisfying its payment obligations in respect of the Notes;

(q)          restrictions arising under or as a result of the terms of any license, authorization, concession or permit;

(r)          restrictions arising in any Hedge Agreement and/or any agreement relating to any Cash Management Agreement;

(s)          any prohibitions on the creation of any Lien on, or transfer of, any aircraft; and

(t)        any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

SECTION 4.06          Asset Sales.

(a)          The Company will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75.0% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i)        any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii)        any Notes or other Obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii)        Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale,

(iv)        consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary, and

(v)         any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of $5.0 million and 2.0% of EBITDA for the most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall, in each case, be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b)        Within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply an amount equal to the Net Proceeds from such Asset Sale, at its option:

(i)        to repay (A) Pari Passu Lien Obligations (other than the Notes Obligations) (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (B) Indebtedness of a Restricted Subsidiary that is neither the Issuer nor a Guarantor, (C) Notes Obligations or (D) Senior Indebtedness other than Pari Passu Lien Obligations to the extent such Net Proceeds are from an Asset Sale of assets that do not constitute Collateral; provided that if the Company, the Issuer or any Subsidiary Guarantor shall so reduce Obligations under Senior Indebtedness under this clause (D), the Issuer will, on a pro rata basis, reduce Notes Obligations in accordance with Section 3.01, through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, at or above 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of the Notes to purchase such holder’s Notes at a purchase price at or above 100% of the principal amount thereof (or, in the event that the Notes were issued with significant original issue discount, at or above 100% of the accreted value thereof), plus accrued and unpaid interest, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(ii)          to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Company), assets, or property or capital expenditures, in each case (A) used or useful in a Similar Business or (B) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed.

In the case of Section 4.06(b)(ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this Section 4.06(b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase the Notes, as described in clause (i) of this Section 4.06(b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds”; provided, that no Net Proceeds which would otherwise constitute “Excess Proceeds” shall constitute Excess Proceeds in any fiscal year until the aggregate amount of all such Net Proceeds in such fiscal year shall exceed the greater of (x) $63.0 million and (y) 25.0% of EBITDA for the most recently ended Test Period (and thereafter only Net Proceeds in excess of such amount shall constitute Excess Proceeds).  The Issuer shall apply all Excess Proceeds to make an offer to all holders of the Notes (an “Asset Sale Offer”) (and, at the option of the Issuer, to holders of any other Senior Indebtedness; provided, that to the extent any Net Proceeds are from an Asset Sale that constitutes Collateral, to holders of any other Pari Passu Lien Obligations only) to purchase the maximum principal amount of the Notes (and such other Senior Indebtedness or Pari Passu Lien Obligations, as the case may be) that is at least $200,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event the Notes or other Senior Indebtedness were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest (or, in respect of such other Senior Indebtedness or Pari Passu Lien Obligations, as the case may be, such lesser price, if any, as may be provided for by the terms of such other Senior Indebtedness or Pari Passu Lien Obligations, as the case may be) to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture.  The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days by mailing, or delivering electronically if held by DTC, the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.  To the extent that the aggregate principal amount of the Notes (and such other Senior Indebtedness or Pari Passu Lien Obligations, as the case may be) tendered pursuant to an Asset Sale Offer is less than the aggregate principal amount of the Notes that the Issuer has offered to purchase pursuant to an Asset Sale Offer, the Issuer may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture.  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c)         The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d)          Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b).  Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer.  The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price.  In the event that the Excess Proceeds delivered by the Issuer to the Trustee are greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Issuer immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(e)          Holders electing to have a Note purchased shall be required to surrender such Note, with an appropriate form duly completed, to the Trustee at the Corporate Trust Office at least three Business Days prior to the purchase date.  Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased.  If more Notes (and such other Pari Passu Lien Obligations or Senior Indebtedness, as the case may be) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, such Notes shall be selected for purchase in such manner as complies with the requirements of DTC; provided that no Notes of $200,000 or less shall be purchased in part and all purchases shall be in integral multiples of $1,000.

(f)         Notices of an Asset Sale Offer shall be mailed by the Issuer by first class mail, postage prepaid, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each holder of the Notes at such holder’s registered address.  If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(g)         Notwithstanding any other provisions of this Section 4.06, (i) to the extent that any of or all the Net Proceeds of any Asset Sale are received or deemed to be received by a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) (a “Foreign Disposition”) and give rise to a prepayment or repurchase event described above that is (x) prohibited, restricted or delayed by applicable local law, rule or regulation (including, without limitation, (a) financial assistance and corporate benefit restrictions and (b) fiduciary and statutory duties of any director or officer of such Subsidiaries), (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments, in each case, to being repatriated or otherwise paid to the Issuer or so prepaid, or if such repatriation or payment or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.06 and (ii) to the extent that the Company has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition could have a material adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Proceeds whereby doing so the Company, any of its Subsidiaries or any of their respective Affiliates and/or equity owners would incur a tax liability, including a taxable dividend) (as determined in good faith by the Company), an amount equal to the Net Proceeds so affected will not be required to be applied in compliance with this Section 4.06.  The non-application of any prepayment or repurchase amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

SECTION 4.07          Transactions with Affiliates.

(a)         The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of $5.0 million and 2.0% of EBITDA for the most recently ended Test Period per transaction or series of related transactions, unless:

(i)          such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $25.0 million and 10.0% of EBITDA for the most recently ended Test Period the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)          The foregoing provisions will not apply to the following:

(i)        any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(ii)          Transaction Costs;

(iii)        transactions among the Company or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Company or a Restricted Subsidiary is the surviving entity);

(iv)         the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Company and the Restricted Subsidiaries in the ordinary course of business;

(v)          to the extent constituting Affiliate Transactions, the consummation of the Transactions;

(vi)         (A) any employment agreements entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii)        Indebtedness permitted by Section 4.03 and Restricted Payments permitted by Section 4.04;

(viii)       transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business;

(ix)        any transaction in respect of which the Company delivers to the Trustee a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Company qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Company or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Company or such Restricted Subsidiary, as applicable, from a financial point of view;

(x)         transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or any other transaction with a joint venture that is not otherwise prohibited by this Indenture;

(xi)         Affiliate Transactions constituting part of any Permitted Reorganization;

(xii)       transactions between the Company or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Company; provided, however, that such director abstains from voting as a director of the Company on any matter involving such other Person,

(xiii)       transactions permitted by, and complying with, Section 5.01;

(xiv)     intercompany transactions undertaken in good faith (as certified by an Officer of the Company) for the purpose of improving the consolidated Tax efficiency of the Company and the Restricted Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(xv)     payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Company in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Indenture;

(xvi)      transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to the Company or the Restricted Subsidiaries;

(xvii)      transactions existing on the Issue Date;

(xviii)    transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event);

(xix)      transactions where the only consideration paid by the Issuer or any Guarantor is Qualified Equity Interests of the Company or any Restricted Subsidiary;

(xx)       the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any transaction, agreement or arrangement described in the Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (xx) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date; and

(xxi)       pledges of Equity Interests of Unrestricted Subsidiaries.

SECTION 4.08          Change of Control.

(a)         Unless the Issuer has previously or substantially concurrently therewith or within 30 days thereafter delivered a notice of redemption with respect to all of the outstanding Notes in accordance with Section 3.01 or discharged this Indenture or exercised its legal defeasance option or covenant defeasance option pursuant to Section 8.01, then, within 30 days following the occurrence of a Change of Control or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute a Change of Control, the Issuer shall deliver a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control and offering to repurchase all or any part (in excess of $200,000 and in integral multiples of $1,000) of each such holder’s Notes, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”).

(b)          On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i)           accept for payment all the Notes or portions of the Notes properly tendered pursuant to the applicable offer;

(ii)        deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii)        deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

(c)          The Paying Agent will promptly deliver to each holder of Notes properly tendered payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

(d)          The Issuer shall not be required to make an offer to repurchase the Notes in connection with a Change of Control if a third party makes such an offer in the manner and at the times and otherwise in compliance with the requirements in this Indenture for such an offer made by the Issuer, and such third party purchases all Notes validly tendered and not withdrawn under its offer.  In addition, the Issuer’s obligation to repurchase the Notes upon a Change of Control may be waived by the holders of not less than a majority of the outstanding Notes affected by such waiver.  An offer to repurchase the Notes in connection with a Change of Control may be made in advance of a Change of Control, conditional upon such Change of Control or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of such offer.

(e)          If holders of not less than 90% in aggregate principal amount of outstanding Notes validly tender and do not withdraw such Notes in an offer to repurchase the Notes in connection with a Change of Control and the Issuer purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ prior written notice to the holders of Notes and the Trustee, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.

(f)          The Issuer shall comply with the requirements of Rule 14e‑1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture or the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture or the Notes by virtue of compliance with such securities laws and regulations.

(g)        The Issuer’s obligation to repurchase Notes upon a Change of Control may be waived by the holders of not less than a majority of the outstanding Notes affected by such waiver.

SECTION 4.09          Compliance Certificate.

The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer, beginning with the fiscal year ending on December 31, 2025, an Officer’s Certificate stating that in the course of the performance by the signer of such signer’s duties as Officer of the Issuer, such signer would normally have knowledge of any Default and whether or not such signer knows of any Default that occurred during such period. If such Officer does have knowledge of any Default having occurred during such period, the certificate shall describe such Default and what action the Issuer is taking or proposes to take with respect thereto. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Issuer’s compliance with or breach of any representation, warranty or covenant made in this Indenture.

SECTION 4.10          Offer to Purchase with Excess Cash Flow.

(a)          The Issuer will, within 30 days after the delivery of the Company’s annual report pursuant to Section 4.02, with respect to the Company’s fiscal years ending December 31, 2025 and December 31, 2026, apply an amount equal to the Excess Cash Flow Amount for such fiscal year to make an offer to all Holders of Notes outstanding at such time (an “Excess Cash Flow Offer”) to purchase such Holders’ Notes at a price in cash equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to (but not including) the date of purchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) in $200,000 and in integral multiples of $1,000 in excess thereof. Notwithstanding the foregoing, the Issuer shall not be required to make an Excess Cash Flow Offer in accordance with this Section 3.10 unless the Excess Cash Flow Amount exceeds $5.0 million.

(b)         If the Issuer is required to make an Excess Cash Flow Offer pursuant to clause (a), the Issuer will deliver or cause to be delivered a notice to each Noteholder with a copy to the paying agent and the Trustee stating: (i) that the Issuer is offering to purchase Notes in an amount equal to the Excess Cash Flow Amount and that such Noteholder has the right to require the Issuer to purchase such Noteholder’s Notes at a purchase price in cash equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest, and Additional Amounts, if any, to (but not including) the date of purchase (the “Excess Cash Flow Payment”) (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date); (ii) the purchase date (which will be no earlier than 10 days nor later than 60 days from the date such notice is given) (the “Excess Cash Flow Offer Payment Date”) and the record date; (iii) the instructions determined by the Issuer, consistent with the Indenture, that a Holder must follow in order to have its Notes purchased; and (iv) the Excess Cash Flow Amount.

(c)         If the aggregate principal amount of the Notes tendered by the Noteholders in connection with the Excess Cash Flow Offer is more than the Excess Cash Flow Amount, the Issuer will apply such Excess Cash Flow Amount pro rata among the Notes tendered in such Excess Cash Flow Offer and the paying agent or the Registrar will select Notes for purchase in accordance with the procedures of DTC, unless otherwise required by law or applicable stock exchange or depository requirements. If the aggregate principal amount of the Notes tendered by the Noteholders in the Excess Cash Flow Offer is less than the Excess Cash Flow Amount, the Issuer will be permitted to use the portion of the Excess Cash Flow Amount that is not applied to the purchase of Notes for any purpose in compliance with this Indenture.

(d)          On the Excess Cash Flow Offer Payment Date, the Issuer will, to the extent lawful:

(i)           accept for payment all Notes or portions thereof properly tendered pursuant to the Excess Cash Flow Offer up to the Excess Cash Flow Amount;

(ii)          deposit with the paying agent an amount equal to the Excess Cash Flow Payment in respect of all Notes so tendered;

(iii)        deliver or cause to be delivered to the Trustee an Officer’s Certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by the Issuer in the Excess Cash Flow Offer;

(iv)        in the case of Global Notes, deliver, or cause to be delivered, to the paying agent the Global Notes in order to reflect thereon the portion of such Notes or portions thereof that have been tendered to and purchased by the Issuer; and

(v)          in the case of Definitive Notes, deliver, or cause to be delivered, to the relevant Registrar for cancellation all Definitive Notes accepted for purchase by the Issuer.

(e)         A Noteholder willing to tender Notes into the Excess Cash Flow Offer shall notify (i) DTC, Clearstream or Euroclear (as applicable and in accordance with their respective procedures) and (ii) its account manager of its election, who shall in turn notify the paying agent with a copy to the Trustee of such Noteholder’s election. Once such tender has been accepted by the Issuer and notified to the paying agent, the paying agent shall promptly credit the bank account of such Holder the Excess Cash Flow Payment for such Notes so tendered and deduct the corresponding amount of such Notes from such Noteholder’s DTC, Euroclear or Clearstream (as applicable) account.

(f)          The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of the Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any applicable laws or regulations, including securities laws, conflict with the provisions of this covenant, the Issuer will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

(g)          Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount shall be reset to zero.

SECTION 4.11          Future Guarantors.

The Company will cause (i) each of the Post Closing Date Guarantors within 90 days from the Acquisition Closing Date (or such later date as agreed to by the administrative agent under the Revolving Credit Agreement), and (ii) each of its Wholly-Owned Subsidiaries that is not an Excluded Subsidiary and that guarantees or becomes a borrower under any Credit Agreement or that guarantees any Capital Markets Indebtedness of the Issuer or any of the Guarantors in an aggregate principal amount in excess of $75.0 million, within 30 days of such event (or within 90 days, with respect to any prospective Guarantor that is a Foreign Subsidiary), to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Restricted Subsidiary will guarantee payment of the Guaranteed Obligations and such Security Documents, or amendments or supplements thereto and such other documentation as shall be necessary to provide for valid and perfected Liens on such Restricted Subsidiary’s assets constituting Collateral to secure such Subsidiary Guarantee on the terms described in Article X.

SECTION 4.12          Liens.

(a)          The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (each, a “Subject Lien”) on any asset or property of the Company or a Restricted Subsidiary now owned or hereafter acquired unless:

(i)          such Subject Lien is a Permitted Lien; or

(ii)         only with respect to any asset or property of the Company or a Restricted Subsidiary which does not constitute Collateral, the Notes are equally and ratably secured with (or on a senior priority basis to, in the case of Obligations subordinated in right of payment to the Notes) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien.

(b)          Any Lien that is granted to secure the Notes or any Guarantee under clause (a)(ii) above shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the Obligation to secure the Notes or such Guarantee.

(c)          If the Issuer or any Guarantor grants any Lien upon any property or assets to secure any other Pari Passu Lien Obligations, it will be required to grant a first priority perfected Lien (subject to Permitted Liens, and subject to priority enforcement for any “super senior” Credit Agreement) upon any such property or assets as security for the Notes Obligations as soon as reasonably practicable, except to the extent such property or assets constitute cash or Cash Equivalents securing letter of credit obligations.

(d)        For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a) above but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a) above, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.12 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a) above and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to clause (a) above without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph.

(e)         With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

(f)          The Security Agent (and, if applicable, the Trustee) shall execute and deliver any intercreditor agreement upon delivery of an Officer’s Certificate and Opinion of Counsel of the Issuer to the Trustee and Security Agent requesting such execution and delivery and stating that such execution and delivery is authorized or permitted by this Indenture.

SECTION 4.13          After-Acquired Collateral.

(a)        Subject to Section 10.08 and the terms of the Security Documents and the Intercreditor Agreement, if (a) any Subsidiary becomes a Guarantor, or (b) the Issuer or any Guarantor acquires property or assets constituting Collateral (other than, for the avoidance of doubt, Excluded Assets), it shall be required to execute and deliver such security instruments and financing statements as are required under this Indenture or any Security Document to create a security interest (subject to Permitted Liens) in such after-acquired Collateral (or all of its assets constituting Collateral, except for the avoidance of doubt Excluded Assets, in the case of a new Guarantor), and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired Collateral to the same extent and with the same force and effect.

SECTION 4.14          Additional Amounts.

(a)          All payments made by a Guarantor that is not a United States person within the meaning of 7701(a)(30) of the Code (each, a “Non-U.S. Guarantor”) in respect of its Guarantee of the Notes will be made free and clear of and without withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which a Non-U.S. Guarantor that actually makes a payment on its Guarantee of the Notes is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or any authority or agency therein or thereof having the power to tax (each, a “Tax Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or by the interpretation or administration thereof. If any such deduction or withholding for, or on account of, any Taxes imposed by a Tax Jurisdiction is required to be made from any payments made by or on behalf of a Non-U.S. Guarantor organized in such Tax Jurisdiction under or with respect to such Non-U.S. Guarantor’s Guarantee of the Notes, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the relevant Non-U.S. Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder of the Notes after such withholding or deduction (including any withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable for or on the account of:

(i)         any Taxes that would not have been imposed or withheld but for the existence of any present or former connection between the holder of the relevant Guarantee (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation) or the beneficial owner of the relevant Notes and the relevant Tax Jurisdiction (including, without limitation, being or having been a citizen, resident or national thereof or being or having been incorporated therein, present or engaged in a trade or business or maintaining a permanent establishment therein), other than any connection arising solely from the acquisition, ownership or holding of any Note or arising solely from the enforcement or receipt of payment under or in respect of any Note or any Guarantee thereof;

(ii)         any Taxes imposed or withheld as a result of the failure of a holder or beneficial owner of the relevant Notes to (i) comply with any written request, made to that holder or the holder on behalf of that beneficial owner at least 15 days before any such withholding or deduction would be payable, by the applicable Non-U.S. Guarantor to provide timely or accurate information or evidence concerning the nationality, domicile, establishment, residence or identity of such holder or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirements, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such Taxes, but, in each case, only to the extent that the holder or beneficial owner is legally eligible to provide such declaration, certification or other information, and (ii) provide an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 (together with any required attachments and including any successor forms);

(iii)       any Taxes imposed by reason of such holder being (1) considered a 10% shareholder (within the meaning of Sections 871(h)(3) or 881(c)(3) of the Code) of the Issuer or (2) a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the Issuer, or any Taxes imposed with respect to substantially similar provisions of a Tax Jurisdiction;

(iv)        any Taxes, to the extent such Taxes are imposed or withheld as a result of the presentation of any Note or Guarantee thereof for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder or beneficial owner of the Notes (except to the extent that such holder or beneficial owner would have been entitled to Additional Amounts on account of such Taxes had the Note or Guarantee thereof been presented on the last day of such 30 day period);

(v)         any estate, inheritance, gift, sale, transfer, excise, personal property or similar Tax;

(vi)         any Tax which is payable otherwise than by deduction or withholding from a payment made by a Non-U.S. Guarantor in respect of a Guarantee;

(vii)        any Tax imposed or withheld on or with respect to any payment on any Note or Guarantee thereof to any person who is a fiduciary, partnership, limited liability company or other person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership, limited liability company or the beneficial owner of the payment would not have been entitled to Additional Amounts with respect to such payment had the beneficiary, settlor, member or beneficial owner been the holder of such Note or Guarantee;

(viii)       any Taxes that are imposed or withheld in connection with the presentation of any Note of Guarantee thereof for payment by or on behalf of a holder or beneficial owner of such Notes or Guarantee who would have been able to avoid such Taxes by presenting the relevant Note or Guarantee to, or accepting payment from, another paying agent;

(ix)       any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, any regulations promulgated thereunder, any official interpretations thereof, any fiscal or regulatory legislation, rules or official practices adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing sections of the Code or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(x)          any combination of items (i) through (ix).

For the avoidance of doubt, no additional amounts shall be paid with respect to or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the government of the United States or any other Tax Jurisdiction relating to the payments by the Issuer or U.S. Guarantors under the Notes.

(b)          If the Issuer or any Guarantor, as the case may be, becomes aware that there will be an obligation for a Non-U.S. Guarantor to pay Additional Amounts with respect to any payment under or with respect to any Guarantee of the Notes, the Company will deliver to the Trustee and the paying agent on a date at least 15 days prior to the date of payment an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts on the relevant payment date. The Trustee and the paying agent shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(c)          The relevant Non-U.S. Guarantor will make all withholdings and deductions required by law to be made by them and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company will furnish to the Trustee copies of Tax receipts evidencing payment by the Non-U.S. Guarantor, as the case may be, or if, notwithstanding such entity’s reasonable efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity reasonably satisfactory to the Trustee. Such copies or such other evidence of payment shall be made available to the holders of the Notes upon reasonable written request. Notwithstanding the foregoing, in no event shall any Issuer or Guarantor be required to disclose any information it reasonably deems to be confidential.

(d)          Whenever this Indenture mentions the payment of amounts based on the principal amount, interest or any other amount payable under, or with respect to, any of the Notes or any Guarantee, such mention shall be deemed to include, without duplication, the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)         The above obligation will survive any termination, defeasance or discharge of this Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction other than the United States in which any successor Person to such Non-U.S. Guarantor is then incorporated, organized, engaged in business or resident for Tax purposes or any jurisdiction from or through which payment is made by or on behalf of such Person on the Notes or any Guarantee thereof and any political subdivision or governmental authority thereof or therein.

SECTION 4.15          Existence.

The Issuer shall, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 5.01, and the Issuer shall not be required to preserve, renew and keep in full force and effect any such right, license, permit, privilege, franchise or legal existence if the Issuer shall determine in good faith the preservation, renewal or keeping in full force and effect thereof is no longer desirable in the conduct of the business of the Issuer.

SECTION 4.16          Fall-Away Event and Reversion Date.

If on any date following the Issue Date, (i) (A) the Notes have Investment Grade Ratings from at least two of the Rating Agencies and (B) the Company has a “corporate family rating” (or comparable designation) that is an Investment Grade Rating from at least two of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture then, from and after such date (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Fall‑Away Event”),  the Company and the Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11, 4.13, 5.01(a)(iv), 5.01(a)(v) and 5.01(b) will have no further force and effect (collectively the “Suspended Covenants”), and such Suspended Covenants shall have no further force or effect. Additionally, upon the occurrence of a Fall-Away Event, the amount of Excess Proceeds shall be reset at zero.

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes have an Investment Grade Rating from less than two Rating Agencies or the Company’s “corporate family rating” (or comparable designation) is an Investment Grade Rating from less than two Rating Agencies, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time from and including the date of the Fall-Away Event to (and excluding) the Reversion Date is referred to in this Indenture as the “Suspension Period.”

Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Company or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period solely to the extent arising from the failure to comply with the Suspended Covenants during the Suspension Period); provided that (1) with respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.04 had been in effect prior to, but not during, the Suspension Period, (2) all Indebtedness Incurred, or Disqualified Equity Interests issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to Section 4.03(b)(ii), (3) any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.07(b)(xvii) and (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is neither the Issuer nor a Guarantor to take any action described in clauses (A) and (B) of the first paragraph of Section 4.05 that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (b) of the exception to the first paragraph of Section 4.05. On and after the Reversion Date, all Liens granted or purported to be granted to secure the Notes shall be automatically reinstated and the Issuer and the Guarantors shall take all actions reasonably necessary to provide to the Security Agent for its benefit and the benefit of the Trustee and the holders of the Notes valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral within 90 days after such Reversion Date. The Security Agent is authorized to enter into any new Security Documents in connection with any Reversion Date. No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period.

The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Fall-Away Event or Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any holder upon receipt of written request. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the holders of any Fall-Away Event or Reversion Date.

ARTICLE V

SUCCESSOR COMPANY

SECTION 5.01          Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a)          The Company and the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company or the Issuer, as applicable, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(i)         the Company or the Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company or the Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (the Company, the Issuer, or such Person, as the case may be, being herein called the “Successor Company” or “Successor Issuer,” as applicable);

(ii)          the Successor Company or Successor Issuer (if other than the Company or the Issuer, as applicable) expressly assumes all the Obligations of the Company or the Issuer, as applicable, under this Indenture, the Notes and the Security Documents pursuant to supplemental indentures or other applicable documents or instruments in form reasonably satisfactory to the Trustee;

(iii)          immediately after giving effect to such transaction (and treating any Indebtedness which becomes an Obligation of the Successor Company, Successor Issuer or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company, Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv)          other than during a Suspension Period, immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an Obligation of the Successor Company, the Successor Issuer or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company, the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either (a) the Successor Company or the Successor Issuer, as applicable, would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) or (b) the Consolidated Interest Coverage Ratio of the Company would be no less than such ratio immediately prior to such transaction;

(v)          other than during a Suspension Period, if the Issuer is not the Successor Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Successor Issuer’s obligations under this Indenture and the Notes; and

(vi)          the Issuer or Successor Issuer, as applicable, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under this Indenture and the Guarantee by the Company, and in such event the Company will automatically be released and discharged from its obligations under this Indenture and the Guarantee by the Company. The Successor Issuer (if other than the Issuer) will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.  Notwithstanding Sections 5.01(a)(iii) and (iv), (A) the Company or the Issuer may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary and (B) the Company or the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Company or the Issuer in another state of the United States or the District of Columbia (collectively, “Permitted Jurisdictions”) or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.  This Section 5.01(a) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

(b)          Other than during a Suspension Period, and subject to the provisions of Section 12.02(b), no Subsidiary Guarantor shall, and the Company shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)          either (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a company, corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”) and the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the Obligations of such Subsidiary Guarantor under this Indenture, its Guarantee and the Security Documents pursuant to a supplemental indenture or other applicable documents or instruments in form reasonably satisfactory to the Trustee, or (B) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and

(ii)          the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and the Notes or its Guarantee, as applicable, and such Subsidiary Guarantor will automatically be released and discharged from its Obligations under this Indenture and the Notes or its Guarantee.  Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a Permitted Jurisdiction or may convert into a limited liability company, corporation, partnership or similar entity organized or existing under the laws of any Permitted Jurisdiction so long as the amount of Indebtedness of such Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with the Company, the Issuer or another Subsidiary Guarantor.

In addition, notwithstanding the foregoing, a Subsidiary Guarantor may (i) consolidate, amalgamate or merge with or into or wind up or convert into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to the Company, the Issuer or any other Subsidiary Guarantor or (ii) liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interest of the Company.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01          Events of Default.

An “Event of Default” shall occur with respect to the Notes if:

(a)          there is a default in any payment of interest on any Note when due, and such default continues for a period of 30 days;

(b)          there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)          [reserved];

(d)          there is a failure by the Company, the Issuer or any Restricted Subsidiary for 60 days after written notice given by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with its other obligations, covenants or agreements (other than a default referred to in clause (a) or (b) above) contained in the Notes or this Indenture;

(e)          there is a failure by the Company, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Company, the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds the greater of $35.0 million, or its foreign currency equivalent, and 12.5% of EBITDA for the most recently ended Test Period (the “cross-acceleration provision”);

(f)          the Company, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i)          commences a voluntary case;

(ii)          consents to the entry of an order for relief against it in an involuntary case;

(iii)          consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv)         makes a general assignment for the benefit of its creditors;

(g)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)          is for relief in an involuntary case against the Company, the Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

(ii)          appoints a custodian of the Company, the Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company, the Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

(iii)          orders the liquidation of the Company, the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(h)          there is a failure by the Company, the Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of $35.0 million, or its foreign currency equivalent, and 12.5% of EBITDA for the most recently ended Test Period (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”);

(i)          other than during a Suspension Period, the Guarantee of the Company or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or the Company or any Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under this Indenture or any Guarantee with respect to the Notes and such Default continues for 10 days;

(j)          other than during a Suspension Period, the Liens on a material portion of the Collateral created by the Security Documents cease to be a valid and perfected Lien intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (A) in accordance with the terms of the relevant Security Document or this Indenture, (B) as a result of the payment and satisfaction in full of the Notes and all other Obligations under this Indenture, or (C) any loss of perfection that results from the failure of the Security Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents; or

(k)          other than during a Suspension Period, the Company, the Issuer or any Guarantor that is a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable (other than any security interest that has been released in accordance with the provisions of this Indenture, any Security Document or the Intercreditor Agreement).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (d) above will not constitute an Event of Default until the Trustee or the holders of at least 30% in principal amount of outstanding Notes notify the Issuer, with a copy to the Trustee, of the default and the Issuer fails to cure such default within the time specified in clause (d) hereof after receipt of such notice; provided, that a notice of default may not be given with respect to any action taken, and reported publicly or to holders and the Trustee, more than two years prior to such notice of default.  Any notice of default, notice of acceleration or instruction to the Trustee to provide a notice of default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders of the Notes (each, a “Directing Holder”) must be accompanied by a signed Position Representation and Verification Form (in the form attached as Exhibit D to this Indenture) from each such holder delivered to the Issuer and the Trustee (a “Position Representation and Verification Form”). The Position Representation and Verification Form will contain a representation that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.  In addition, the Position Representation and Verification Form will include a covenant by the applicable Directing Holder to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”).  In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.  In no event shall the Trustee have any liability or obligation to ascertain, monitor or inquire as to whether any holder is Net Short and/or whether such holder has delivered any Position Representation, Verification Covenant, Noteholder Direction, or any related certifications under this Indenture or in connection with the Notes or if any such Position Representation, Verification Covenant, Noteholder Direction, or any related certifications comply with this Indenture, the Notes or any other document.  It is understood and agreed that the Issuer and the Trustee shall be entitled to conclusively rely on each representation, deemed representation and certification made by, and covenant of, each beneficial owner provided for in this paragraph.  Notwithstanding any other provision of this Indenture, the Notes or any other document, the provisions of this paragraph shall apply and survive with respect to each beneficial owner notwithstanding that any such Person may have ceased to be a beneficial owner, this Indenture may have been terminated or the Notes may have been redeemed in full.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such default shall be automatically stayed and the cure period with respect to such default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction.  If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such default or Event of Default shall be automatically stayed and the cure period with respect to any default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant.  Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee), with the effect that such default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the requirements described in the preceding two paragraphs shall not apply to any holder that is a Regulated Bank, and shall only apply to Noteholder Directions as defined herein and not to any other direction given to the Trustee under this Indenture.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise.  The Trustee shall have no liability to the Issuer, any holder or any other Person in connection with any Noteholder Direction or to determine whether or not any holder has delivered any Position Representation, Verification Covenant, Noteholder Direction, or any related certification or that such Position Representation, Verification Covenant, Noteholder Direction, or any related certification conforms with this Indenture or any other agreement.

Notwithstanding anything to the contrary set forth in this Indenture or the Notes, no provision of this Indenture or the Notes shall prohibit any of the Transactions, nor shall the Transactions give rise to any Default or Event of Default.

SECTION 6.02          Acceleration.

If an Event of Default (other than an Event of Default specified in Sections 6.01(f) or (g) hereof with respect to the Company or the Issuer) occurs and is continuing, the Trustee by notice to the Issuer or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuer, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal and interest shall be due and payable immediately.  If an Event of Default specified in Sections 6.01(f) or (g) with respect to the Company or the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders.  The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in Section 6.01(e), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

SECTION 6.03          Other Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Security Agent may pursue any available remedy at law or in equity to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustee or the Security Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee, the Security Agent or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  To the extent required by law, all available remedies are cumulative.

SECTION 6.04          Waiver of Past Defaults.

Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected.  When a Default is waived, it is deemed cured and the Issuer, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05          Control by Majority.

The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Security Agent or of exercising any trust or power conferred on the Trustee or the Security Agent.  The Trustee or the Security Agent, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Security Agent determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee or the Security Agent in personal liability.  Prior to taking any action under this Indenture, the Trustee and the Security Agent shall be entitled to indemnification satisfactory to them in their sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06          Limitation on Suits.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)          such holder has previously given the Trustee written notice that an Event of Default is continuing,

(ii)          holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii)        such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(iv)         the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v)          the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

SECTION 6.07          Rights of the Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

SECTION 6.08          Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09          Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuer, the Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any holder, or to authorize the Trustee to vote in respect of the claim of any holder in any such proceeding.

SECTION 6.10          Priorities.

Any money or property collected by the Trustee or the Security Agent pursuant to this Article VI (including upon any realization of any Lien upon Collateral) and any other money or property distributable in respect of the Issuer’s or any Guarantor’s obligations under this Indenture after an Event of Default shall, subject to the terms of the Security Documents and the Intercreditor Agreement, be applied in the following order:

FIRST: to the Trustee and the Security Agent for amounts due to the Trustee and the Security Agent, respectively (acting in any capacity hereunder) hereunder;

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer or, to the extent the Trustee or Security Agent collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section 6.10.  At least 15 days before such record date, the Trustee shall deliver to each holder and the Issuer a notice that states the record date, the payment date and the amount to be paid.

SECTION 6.11          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

SECTION 6.12          Waiver of Stay or Extension Laws.

Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01          Duties of Trustee.

(a)          The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture.  If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(i)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii)        the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions.  However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the form of certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)          this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)          the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)        the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 or pursuant to any Security Document; and

(iv)         no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d)          Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

SECTION 7.02          Rights of Trustee.

(a)          The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person.  The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c)          The Trustee may act through agents or attorneys and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)          The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e)          The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(h)          The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)          The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j)          Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l)          The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)         The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n)          The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o)          The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

SECTION 7.03          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent or Registrar may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04          Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.  The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(d), (e), (f), (g), (h), or (i), or of the identity of any Significant Subsidiary unless either (a) a Responsible Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Issuer, any Guarantor or any holder.  In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuer having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

SECTION 7.05          Notice of Defaults.

If a Default occurs and is continuing and written notice thereof is received by the Trustee, the Trustee must mail, or deliver electronically if held by DTC, to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after written notice of it is received by the Trustee.  Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders.  The Company is required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year.  The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

SECTION 7.06          [Intentionally Omitted].

SECTION 7.07          Compensation and Indemnity.

The Issuer shall pay to the Trustee (acting in any capacity hereunder) from time to time such compensation for the Trustee’s acceptance of this Indenture and its services hereunder as mutually agreed to in writing between the Issuer and the Trustee.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, court costs, accountants and experts.  The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (acting in any capacity hereunder) or any predecessor Trustee and their directors, officers, employees and agents against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses, court costs and including taxes (other than taxes based upon, measured by or determined by the income of the Trustee)) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Guarantee against the Issuer or any Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any holder or any other Person).  The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee.  The Trustee shall notify the Issuer of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder.  The Issuer shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuer’s expense in the defense.  Such indemnified parties may have separate counsel and the Issuer and such Guarantor, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no actual or potential conflict of interest between the Issuer and the Guarantors, as applicable, and such parties in connection with such defense.  The Issuer need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct, gross negligence or bad faith, as determined by a court of competent jurisdiction in a final nonappealable order.

To secure the Issuer’s and the Guarantors’ payment obligations to the Trustee hereunder, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s and the Guarantors’ payment obligations to the Trustee hereunder shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuer, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

SECTION 7.08          Replacement of Trustee.

(a)          The Trustee may resign at any time by so notifying the Issuer.  The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee.  The Issuer shall remove the Trustee if:

(i)          the Trustee fails to comply with Section 7.10;

(ii)          the Trustee is adjudged bankrupt or insolvent;

(iii)        a receiver or other public officer takes charge of the Trustee or its property; or

(iv)        the Trustee otherwise becomes incapable of acting.

(b)          If the Trustee resigns, is removed by the Issuer or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c)          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to the holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07 and shall have no responsibility or liability for any action (or inaction) of any successor Trustee.

(d)          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)          If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)          Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09          Successor Trustee by Merger.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10          Eligibility; Disqualification.

The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA.  The Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any series of securities issued under this Indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11          Preferential Collection of Claims Against the Issuer.

The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA.  A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

SECTION 7.12          Tax Matters Regarding Trustee.

The transferor of any Note shall provide or cause to be provided to the Trustee all information reasonably requested by the Trustee to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045.  The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01          Discharge of Liability on Notes; Defeasance.

(a)         This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights and immunities of the Trustee and the Security Agent and rights of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i)         either (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all of the Notes (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to, but excluding, the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that with respect to any discharge of such Notes that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of redemption;

(ii)         the Issuer and/or the Guarantors have paid all other sums payable under this Indenture in respect of the Notes; and

(iii)       the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

The Collateral will be released from the Lien securing the Notes (and, for the avoidance of doubt, the Issuer will not be obligated to comply with Section 4.13 or otherwise create or perfect any security interests as security for the Notes thereafter) as provided herein and the Guarantees will be released as provided herein, in each case, upon a discharge in accordance with this Section 8.01(a).

(b)          Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its Obligations under the Notes and this Indenture with respect to the holders of the Notes (“legal defeasance option”), and (ii) its Obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.11, 4.12, 4.13, 4.15 and 4.16, and the operation of Section 5.01 for the benefit of the holders of the Notes, and Sections 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and 6.01(g) with respect to Significant Subsidiaries or any group of Subsidiaries that together would constitute a Significant Subsidiary), 6.01(h), 6.01(i), 6.01(j) and 6.01(k) (“covenant defeasance option”).  The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.  If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee of the Notes and the security interests in all Collateral securing the Notes Obligations will be released (and, for the avoidance of doubt, the Issuer will not be obligated to comply with Section 4.13 or otherwise create or perfect any security interests as security for the Notes thereafter).

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto.  If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(d), 6.01(e), 6.01(f), 6.01(g) (in the case of Sections 6.01(f) and (g), with respect only to Significant Subsidiaries), 6.01(h), 6.01(i), 6.01(j) or 6.01(k) or because of the failure of the Issuer to comply with Section 5.01(a)(iv).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)          Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08 and 2.09 and Article VII, including, without limitation, Sections 7.07 and 7.08 and in this Article VIII and the rights and immunities of the Trustee under this Indenture shall survive until the Notes have been paid in full.  Thereafter, the Issuer’s obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the Trustee under this Indenture shall survive such satisfaction and discharge.

SECTION 8.02          Conditions to Defeasance.

(a)          The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i)        the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations, or a combination thereof sufficient to pay the principal of, premium (if any) and interest (without reinvestment), on the Notes when due at maturity or redemption, as the case may be;

(ii)        with respect to U.S. Government Obligations, or a combination of money and U.S. Government Obligations, the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided that upon any defeasance that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(iii)        the Issuer shall have delivered to the Trustee in the case of the legal defeasance option, an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.  Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year, or if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(iv)        such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(v)         in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(vi)       the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b)          Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

SECTION 8.03          Application of Trust Money.

The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII.  The Trustee shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes so discharged or defeased.

SECTION 8.04          Repayment to Issuer.

Each of the Trustee and each Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article VIII that, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

SECTION 8.05          Indemnity for U.S. Government Obligations.

The Issuer shall pay and shall indemnify the Trustee (and the Security Agent, as applicable) against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06          Reinstatement.

If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and on the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of, premium, if any, or interest on, any such Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

SECTION 9.01          Without Consent of any Holders.

(a)          Notwithstanding Section 9.02, the Issuer, the Trustee and the Security Agent may amend or supplement this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement without notice to or the consent of any holder:

(i)          to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)          to provide for the assumption by a Successor Issuer (with respect to the Issuer) of the Obligations of the Issuer under this Indenture and the Notes;

(iii)       to provide for the assumption by a Successor Company or Successor Subsidiary Guarantor (with respect to any Guarantor, as applicable) of the Obligations of a Guarantor under this Indenture and its Guarantee;

(iv)         to provide for uncertificated Notes in addition to or in place of certificated Notes;

(v)          to conform the text of this Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement to any provision of the “Description of Notes” in the Offering Memorandum;

(vi)         to add a Guarantee with respect to the Notes;

(vii)       to add Collateral to secure the Notes;

(viii)      to release a Guarantor from its Guarantee when permitted or required under the terms of this Indenture;

(ix)         to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer;

(x)          to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(xi)         to make any change that does not adversely affect the rights of any holder in any material respect, in the good faith determination of the Company;

(xii)        to effect any provision of this Indenture or to make changes to this Indenture to provide for the issuance of Additional Notes;

(xiii)     to make, complete or confirm any grant of a Lien or security interest in any property or assets as additional Collateral securing the Notes Obligations, including when permitted or required by this Indenture or the Security Document;

(xiv)       to release, terminate and/or discharge Collateral from the Lien securing the Notes Obligations when permitted or required by this Indenture, the Security Documents or the Intercreditor Agreement;

(xv)       to add additional secured parties to the Intercreditor Agreement or Security Documents;

(xvi)       to enter into any intercreditor agreement having substantially similar terms with respect to the holders as those set forth in the Intercreditor Agreement, taken as a whole;

(xvii)      to execute or amend any Security Document or the Intercreditor Agreement (or any supplement or joinder to any of the foregoing) under circumstances provided in this Indenture or therein; or

(xviii)    in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement or to modify any such legend as required by the Intercreditor Agreement to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Revolving Credit Agreement or any other agreement that is not prohibited by this Indenture.

SECTION 9.02          With Consent of the Holders.

Except as provided for in Section 9.01 and this Section 9.02, the Issuer, the Trustee and the Security Agent may amend this Indenture, the Notes and the Guarantees thereof, the Security Documents,  and the Intercreditor Agreement and any past Default or Event of Default or compliance with any provisions of this Indenture, the Notes, the Guarantees thereof, the Security Documents or the Intercreditor Agreement may be waived, with the consent of the Issuer and the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class.  However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may:

(1)          reduce the amount of Notes whose holders must consent to an amendment;

(2)          reduce the rate of or extend the time for payment of interest on any Note;

(3)          reduce the principal of or change the Stated Maturity of any Note;

(4)          reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Section 3.01;

(5)          make any Note payable in money other than that stated in such Note;

(6)          expressly subordinate the Notes or any Guarantee of the Notes to any other Indebtedness of the Issuer or any Guarantor;

(7)          [reserved]; or

(8)          change the list of provisions set forth in clauses (1)-(6) or this clause (8) requiring the approval of each holder of an outstanding Note affected by an amendment or waiver described therein such that the approval of each such holder is no longer required.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

Notwithstanding the foregoing in this Section 9.02, without the consent of the holders of at least 100% in principal amount of the Notes then outstanding, no amendment or waiver may (1) make any change in any Security Document or the provisions in this Indenture dealing with Guarantees or Collateral or application of trust proceeds of the Collateral to the extent that such change would have the effect of releasing all, or substantially all, of the Liens on the Collateral which secure the Notes Obligations, or all, or substantially all, of the Guarantees or (2) change or alter the priority of the Liens securing the Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the holders, other than, in the case of each of clauses (1) and (2), as provided under the terms of this Indenture, the Security Documents or the Intercreditor Agreement.

SECTION 9.03          Revocation and Effect of Consents and Waivers.

(a)          A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuer certifying that the requisite principal amount of Notes have consented.  After an amendment or waiver becomes effective, it shall bind every holder.  An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuer, the Guarantors and the Trustee.

(b)          The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04          Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the holder of the Note to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder.  Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

SECTION 9.05          Trustee and Security Agent to Sign Amendments.

The Trustee and the Security Agent, as applicable, shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Security Agent, as applicable.  If it does, the Trustee or the Security Agent, as applicable, may but need not sign it.  In signing such amendment, the Trustee or the Security Agent, as applicable, shall receive indemnity satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, (i) an Officer’s Certificate stating that such amendment, supplement or waiver is authorized or permitted by this Indenture, (ii) an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and, with respect to any supplement relating to any Additional Notes, that such supplement is the legal, valid and binding obligation of the Issuer and any Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof, (iii) with respect to any supplement relating to any Additional Notes, a copy of the resolution of the Board of Directors, certified by the Secretary or Assistant Secretary of the Issuer, authorizing the execution of such amendment, supplement or waiver and (iv) if such amendment, supplement or waiver is executed pursuant to Section 9.02, evidence reasonably satisfactory to the Trustee of the consent of the holders required to consent thereto.

SECTION 9.06          Additional Voting Terms; Calculation of Principal Amount.

All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter.  Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

SECTION 9.07          Compliance with the Trust Indenture Act.

Except with respect to specific provisions of the TIA expressly referenced in the provisions of this Indenture, no provisions of the TIA are incorporated by reference in or made a part of this Indenture. Unless specifically provided in this Indenture, no terms that are defined in the TIA have the meanings specified therein for purposes of this Indenture. If after the date hereof this Indenture becomes qualified under the TIA and any provision of this Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Indenture by the TIA, the required or deemed provision shall govern.

ARTICLE X

COLLATERAL

SECTION 10.01         Security Documents.

(a)          The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Notes Obligations of the Issuer and the Guarantors to the holders, the Trustee or the Security Agent under this Indenture, the Notes, the Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreement.  The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that, subject to the terms of the Intercreditor Agreement and as further set forth below, the Security Agent will hold the Collateral for the benefit of the holders, the Trustee and the Security Agent pursuant to the terms of the Security Documents.

(b)          Notwithstanding anything to the contrary herein, no inaccuracy or breach, as applicable, of any representation, warranty or covenant in this Indenture, the Notes or any Security Document relating to the grant, validity, enforceability, perfection or priority of any security interest shall occur, and no Default or Event of Default or other breach of the terms hereof or thereunder shall occur, in either case, as a result of the collateral agency and intercreditor arrangements described in this Section 10.01 or in the Intercreditor Agreement.

(c)          Each holder, by accepting a Note, and each beneficial owner of an interest in a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement, each as may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their terms and this Indenture.  Subject to Section 10.08 and the terms of the Security Documents and the Intercreditor Agreement, the Issuer shall deliver to the Security Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.01(c), to provide to the Security Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  On or following the Issue Date and subject to Section 10.08 and the terms of the Security Documents and the Intercreditor Agreement, the Issuer shall, and shall cause the Subsidiaries of the Issuer to, take any and all actions and make all filings (including, without limitation, the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Security Documents to create and maintain, as security for the Notes Obligations of the Issuer and the Guarantors to the Security Agent for the benefit of the Trustee and the holders of the Notes, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to Section 10.08 and the terms of the Security Documents and the Intercreditor Agreement), in favor of the Security Agent for the benefit of the Trustee and the holders of the Notes subject to no Liens other than Permitted Liens.

(d)        The Company shall cause each of the Post Closing Date Guarantors within 90 days from the Acquisition Closing Date (or such later date as agreed to by the administrative agent under the Revolving Credit Agreement) to execute and deliver to the Security Agent such Security Documents or amendments or supplements thereto and such other documentation as shall be necessary to provide for valid and perfected Liens on such Post Closing Date Guarantor’s assets constituting Collateral to secure such Post Closing Date Guarantor’s Guarantee of the Notes, in each case subject to the terms of the Revolving Credit Agreement (including the Agreed Security Principles incorporated therein), the Security Documents and the Intercreditor Agreement.

(e)          Notwithstanding any provision hereof to the contrary, the provisions of this Section 10.01 are qualified in their entirety by Section 10.08 and the terms of the Security Documents and the Intercreditor Agreement and neither the Issuer nor any Guarantor shall be required pursuant to this Indenture or any Security Document to take any action limited by the foregoing.

(f)          To the extent required by the Security Documents and subject to the limitations contained herein and therein, the Issuer and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents, instruments, financing and continuation statements and amendments thereto and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in favor of the Security Agent for its benefit and for the benefit of the holders of the Notes and the Trustee, and to otherwise effectuate the provisions or purposes of this Indenture and the Security Documents.

SECTION 10.02        Release of Collateral.

(a)          The security interests securing the Notes Obligations will be automatically released, without delivery of any instrument or any action by any party, at any time and from time to time upon any one or more of the following circumstances:

(i)          upon the property subject to such Lien being sold, disposed of or distributed as part of or in connection with any transaction or series of related transactions not prohibited by Section 4.06;

(ii)          upon the property subject to such Lien constituting or becoming an Excluded Asset in a transaction not prohibited by this Indenture;

(iii)         with respect to any property owned by a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture;

(iv)          in accordance with the terms of the Intercreditor Agreement;

(v)          pursuant to an amendment or waiver in accordance with Article IX; or

(vi)        with respect to any property owned by a Restricted Subsidiary that is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture, upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary.

Notwithstanding clause (a)(iii) above, if, after a Fall-Away Event, a Reversion Date occurs, then all Liens granted or purported to be granted to secure the Notes released pursuant to clause (a)(iii) above shall be automatically reinstated and the Issuer and the Guarantors shall take all actions reasonably necessary to provide to the Security Agent for its benefit and the benefit of the Trustee and the holders of the Notes valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral within 90 days after such Reversion Date.

(b)          The security interests in all Collateral securing the Notes Obligations also will be automatically released, without delivery of any instrument or any action by any party, (i) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees under this Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (including pursuant to a satisfaction and discharge of this Indenture in accordance with Section 8.01(a)) or (ii) upon a legal defeasance or covenant defeasance in accordance with Section 8.01(b).

(c)          Any security interest on any Collateral securing the Notes Obligations shall, at the request of the Issuer to the Trustee and Security Agent, and as accompanied by an Officer’s Certificate and Opinion of Counsel, be released or subordinated to the holder of any Lien on such Collateral securing any Capitalized Lease Obligations or purchase money indebtedness to the extent required by the terms of the Obligations secured by such Liens; provided that such Lien is not prohibited by Section 4.12.

(d)          With respect to any release or subordination of the Liens securing the Notes Obligations, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Security Documents (and, as applicable, the Intercreditor Agreement), to such release or subordination have been met and of any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Security Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release and discharge or subordination of any Collateral permitted to be released or subordinated pursuant to this Indenture, the Security Documents or, as applicable, the Intercreditor Agreement.  Neither the Trustee nor the Security Agent shall be liable for any such release or subordination undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, but without limiting any automatic release provided hereunder or under any Security Document, the Trustee and the Security Agent shall not be under any obligation to release or subordinate any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

SECTION 10.03          Suits to Protect the Collateral.

Subject to the provisions of Article VII and the Security Documents and the Intercreditor Agreement, upon the occurrence and continuance of an Event of Default, the Trustee may, at the direction of holders of a majority in principal amount of outstanding Notes, direct the Security Agent to take all actions necessary or appropriate in order to:

(a)          enforce any of the terms of the Security Documents; and

(b)          collect and receive any and all amounts payable in respect of the Notes Obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee and the Security Agent shall have power to institute and to maintain such suits and proceedings as the Trustee or the Security Agent may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Security Agent may deem expedient to preserve or protect its interests and the interests of the holders in the Collateral.  Nothing in this Section 10.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Security Agent.

SECTION 10.04        Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement and the Security Documents, the Trustee is authorized to receive any funds for the benefit of the holders distributed under the Security Documents, and to make further distributions of such funds to the holders according to the provisions of this Indenture.

SECTION 10.05        Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Security Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 10.06        Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article X; and if the Trustee or the Security Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Security Agent.

SECTION 10.07        Security Agent.

(a)          Each of the holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoint the Security Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and each of the holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby irrevocably authorizes the Security Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents, the Intercreditor Agreement, if any, and to exercise such powers and perform such duties as are expressly delegated to the Security Agent by the terms of this Indenture, the Security Documents, the Intercreditor Agreement, if any, and consents and agrees to the terms of this Indenture, the Intercreditor Agreement and each Security Document (as applicable), as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms.  The Security Agent agrees to act as such on the express conditions contained in this Section 10.07.  Each holder agrees that any action taken by the Security Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement or the Security Documents (as applicable), and the exercise by the Security Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all holders.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents or the Intercreditor Agreement (as applicable) the duties of the Security Agent shall be ministerial and administrative in nature, and the Security Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and/or the Intercreditor Agreement (as applicable) to which the Security Agent is a party, nor shall the Security Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the Intercreditor Agreement or otherwise exist against the Security Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Security Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Security Agent may perform any of its duties under this Indenture, the Security Documents and/or the Intercreditor Agreement (as applicable) by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel.  The Security Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.  The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Affiliates of the Security Agent and any such sub-agent.

(c)          None of the Security Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken in good faith by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment) or under or in connection with any Security Document and/or Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment), or (ii) be responsible in any manner to any of the Trustee or any holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents and/or the Intercreditor Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, the Security Documents and/or the Intercreditor Agreement or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents and/or the Intercreditor Agreement or for any failure of any Grantor or any other party to this Indenture, the Security Documents and/or the Intercreditor Agreement to perform its obligations hereunder or thereunder (if any).  None of the Security Agent or any of its Related Persons shall be under any obligation to the Trustee or any holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents and/or the Intercreditor Agreement, if any, or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)          The Security Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Security Agent.  The Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document.  Unless otherwise expressly required hereunder or pursuant to the Security Documents or the Intercreditor Agreement, the Security Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents and/or the Intercreditor Agreement unless it shall first receive such written advice or concurrence of the Trustee or the holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Security Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents and/or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the holders.

(e)          The Security Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Security Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default” and such notice references the Notes, the Issuer and this Indenture.  The Security Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the holders of a majority in aggregate principal amount of the Notes (subject to this Section 10.07).

(f)          The Security Agent under this Indenture may resign at any time by thirty (30) Business Days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Security Agent.  If the Security Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent.  If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Security Agent (as stated in the notice of resignation), the Trustee, at the written direction of the holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent under this Indenture, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default).  If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within 30 days after the intended effective date of resignation (as stated in the notice of resignation) the Security Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Security Agent, and the term “Security Agent” shall include such successor collateral agent, and the retiring Security Agent’s appointment, powers and duties as the Security Agent shall be terminated.  After the retiring Security Agent’s resignation hereunder, the provisions of this Section 10.07 (and Section 7.07 hereof) shall continue to inure to its benefit and the retiring Security Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Security Agent under this Indenture.

(g)         Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Security Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Security Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Security Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

(h)          The Trustee and/or the Security Agent, as applicable, are hereby authorized and directed to, and hereby agree to, whether on or after the Issue Date (i) enter into and/or join the Security Documents to which it is party (and any joinders, supplements or amendments thereto contemplated hereby), (ii) make any representations of the holders set forth in the Security Documents or the Intercreditor Agreement, (iii) bind the holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.  Any such action shall be at the direction and expense of the Issuer and shall be accompanied by an Officer’s Certificate and an Opinion of Counsel stating that the execution is authorized or permitted pursuant to this Indenture; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the entry into the any accession documents to the Intercreditor Agreement by the Security Agent on the Issue Date.

(i)          If applicable, the Security Agent is each holder’s agent for the purpose of perfecting the holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession.  Should the Trustee obtain possession of any such Collateral, upon written request from the Issuer, the Trustee shall notify the Security Agent thereof and promptly shall, subject to the Intercreditor Agreement, deliver such Collateral to the Security Agent or otherwise deal with such Collateral in accordance with the Security Agent’s instructions.

(j)         The Security Agent shall have no obligation whatsoever to the Trustee or any of the holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Security Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Security Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, other than pursuant to the instructions of the holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(k)          No provision of this Indenture, any Security Document or the Intercreditor Agreement shall require the Security Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of holders (or the Trustee in the case of the Security Agent), unless it shall have received indemnity and/or security satisfactory to the Security Agent and the Trustee against potential costs and liabilities incurred by the Security Agent and the Trustee relating thereto.

Notwithstanding anything to the contrary contained in this Indenture, the Security Documents or the Intercreditor Agreement, in the event the Security Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Security Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Security Agent has determined that the Security Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances.  The Security Agent shall at any time be entitled to cease taking any action described in this clause (k) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the holders to be sufficient.

(l)          The Security Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Security Documents and/or the Intercreditor Agreement or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment, (ii) shall not be liable for interest on any money received by it except as the Security Agent may agree in writing with the Issuer (and money held in trust by the Security Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel.  The grant of permissive rights or powers to the Security Agent shall not be construed to impose duties to act.

(m)        Neither the Security Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.  Neither the Security Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(n)          The Security Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Security Documents or the Intercreditor Agreement.  The Security Agent shall not be responsible to the holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreement, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, any Security Document or the Intercreditor Agreement; the execution, validity, genuineness, effectiveness or enforceability of any Security Documents or the Intercreditor Agreement of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Security Documents or the Intercreditor Agreement.  The Security Agent shall have no obligation to any holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Security Documents or the Intercreditor Agreement, or the satisfaction of any conditions precedent contained in this Indenture, any Security Documents or the Intercreditor Agreement or for the performance or observance of any covenants, agreements or other terms and conditions set forth under this Indenture, the Security Documents or the Intercreditor Agreement.  The Security Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Security Documents or the Intercreditor Agreement unless expressly set forth hereunder or thereunder.  Unless otherwise directed hereunder, the Security Agent shall have the right at any time to seek instructions from the holders with respect to the administration of this Indenture, the Security Documents or the Intercreditor Agreement.

(o)          Subject to the provisions of the applicable Security Documents and the Intercreditor Agreement, each holder, by acceptance of the Notes, agrees that the Trustee and/or Security Agent, as applicable, shall execute and deliver the Intercreditor Agreement and the Security Documents, or joinder or similar agreements in respect thereof, to which it is (or is to be) a party and all agreements, documents and instruments incidental thereto (including any releases of Collateral permitted hereunder), and act in accordance with the terms thereof.  For the avoidance of doubt, the Security Agent shall not be required to exercise discretion under this Indenture, the Security Documents or the Intercreditor Agreement and shall not be required to make or give any determination, consent, approval, request or direction requiring such discretion without the written direction of the holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or therein.

(p)          After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the holders of a majority of the aggregate principal amount of the Notes then outstanding, may, subject to the Intercreditor Agreement, direct the Security Agent in connection with any action required or permitted by this Indenture, the Security Documents or Intercreditor Agreement.

(q)          The Security Agent is authorized to receive any funds for the benefit of itself, the Trustee and the holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(r)          In each case that the Security Agent may or is required hereunder or under any Security Document or the Intercreditor Agreement to take any discretionary action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral (unless such release is expressly provided for hereunder or thereunder) or otherwise to act in its discretion hereunder or under any Security Document or the Intercreditor Agreement, the Security Agent may seek direction from the holders of a majority in aggregate principal amount of the then outstanding Notes.  The Security Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the holders of a majority in aggregate principal amount of the then outstanding Notes.  If the Security Agent shall request direction from the holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Security Agent shall be entitled to refrain from such Action unless and until the Security Agent shall have received direction from the holders of a majority in aggregate principal amount of the then outstanding Notes, and the Security Agent shall not incur liability to any Person by reason of so refraining.

(s)          Notwithstanding anything to the contrary in this Indenture or in any Security Document or in the Intercreditor Agreement, in no event shall the Security Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents, or the Intercreditor Agreement (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Security Agent or the Trustee be responsible for, and neither the Security Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(t)          Before the Security Agent acts or refrains from acting in each case at the written request or direction of the Issuer or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 10.07 and Section 13.04 hereof.  The Security Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(u)         The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Security Agent as if the Security Agent were named as the Trustee herein and in the Security Documents.

SECTION 10.08          Perfection and Collateral Exceptions.

(a)          Neither the Company nor any Subsidiary of the Company shall be required to execute and deliver any supplemental guarantee, Security Document or any other document or grant a Lien on any Capital Stock or other property held by it if such action would be in respect of an Excluded Asset or otherwise would not be required with respect to the Collateral owned by a Pledgor pursuant to the terms of the Security Documents.

(b)          So long as any Revolving Credit Agreement Obligations are outstanding, the Issuer and the Guarantors shall not be required to take certain actions specified in the Security Agreement to perfect Liens of the Security Agent if such actions are not requested by the collateral agent under the Revolving Credit Agreement in respect of the Revolving Credit Agreement Obligations.

(c)          Notwithstanding anything to the contrary in the Notes Documents, the Issuer and the Guarantors shall not be required to:

(i)         enter into control agreements, lockbox or similar arrangements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over, commodities accounts, securities accounts, deposit accounts, futures accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Company and its Restricted Subsidiaries;

(ii)         with respect to Collateral in the United States, perfect the security interest in the following other than by the filing of a UCC financing statement: (1) letter-of-credit rights (as defined in the UCC) and (2) commercial tort claims (as defined in the UCC) with a value of less than $10 million;

(iii)       Pledgors organized in the United States or Canada will not be required to deliver for possession Collateral consisting of tangible chattel paper, instruments or certificated securities (other than stock certificates) with a fair market value less than $5,000,000 individually;

(iv)        notify third parties with respect to the Liens granted over bank accounts, receivables and insurance policies until an acceleration event (to be defined in the Intercreditor Agreement) has occurred and is continuing;

(v)          deliver landlord waivers, estoppels or collateral access letters; or

(vi)       with respect to Liens granted in Security Jurisdictions outside of the United States, make certain other notifications or take other perfection steps to the extent excepted or otherwise not required in accordance with the terms of the Security Documents of such jurisdiction.

Additionally, neither the Issuer nor any Guarantor shall be required to make any filings or take any other actions to perfect, evidence or create the Lien on and security interest in any intellectual property except for filings in the United States Patent and Trademark Office or the United States Copyright Office and the filing of UCC financing statements or financing statements under other applicable personal property security laws of other Security Jurisdictions.

SECTION 10.09        Intercreditor Agreement.

The terms of this Indenture are subject to the terms of the Intercreditor Agreement entered into in accordance with this Indenture.

ARTICLE XI

[INTENTIONALLY OMITTED]

ARTICLE XII

GUARANTEE

SECTION 12.01        Guarantee.

(a)          Other than during a Suspension Period, the Company and each existing and future Wholly-Owned Subsidiary of the Company (other than any Excluded Subsidiary) that is required to guarantee payment of the Notes in accordance with Section 4.11 will jointly and severally guarantee on a secured, unsubordinated basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations of the Issuer under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such Obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”).  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b)          Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.  The Guarantee of each Guarantor hereunder shall not be affected by (i) the failure of any holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the Trustee for the Guaranteed Obligations or each Guarantor; (v) the failure of any holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 12.02(b).  Each Guarantor hereby waives any right to which it may be entitled to have its Guarantee hereunder divided among the Guarantors, such that such Guarantor’s Guarantee would be less than the full amount claimed.

(c)         Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuer first be used and depleted as payment of the Issuer’s obligations under this Indenture and the Notes or such Guarantor’s Guarantee hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder.  Each Guarantor hereby waives any right to which it may be entitled to require that the Issuer be sued prior to an action being initiated against such Guarantor.

(d)          Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment and performance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e)         The Guarantee of each Guarantor is, to the extent and in the manner set forth in this Article XII, equal in right of payment to all existing and future Senior Indebtedness and senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

(f)          Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the Guarantee of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the Guarantee of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g)          Except as expressly set forth in Section 12.02(b), each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Guarantor.  Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(h)          In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuer to the holders and the Trustee.

(i)          Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations.  Each Guarantor further agrees that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 12.01.

(j)          Each Guarantor also agrees to pay any and all expenses (including reasonable attorneys’ fees and expenses and court costs) incurred by the Trustee and the Security Agent in enforcing any rights under this Section 12.01.

(k)          Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the purpose of this Indenture.

SECTION 12.02        Limitation on Liability; Release of Guarantors.

(a)          Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

(b)          A Subsidiary Guarantee shall automatically terminate and be of no further force or effect and such Subsidiary Guarantor shall be automatically released from all obligations under this Article XII upon:

(i)          the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock of the applicable Subsidiary Guarantor following which the applicable Subsidiary Guarantor is no longer a Wholly-Owned Subsidiary, if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture; provided that, such Subsidiary Guarantor shall only be released from its Subsidiary Guarantee as a result of ceasing to be a Wholly-Owned Subsidiary if either (x) it is no longer a direct or indirect Subsidiary of the Company or (y) such sale, disposition, exchange or transfer is (1) for a bona fide business purpose (as determined by the Company in good faith), (2) on an arm’s length basis and Fair Market Value has been received in exchange thereof, and (3) made to a Person that is not an Affiliate of the Company (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than not being a Wholly-Owned Subsidiary); provided, further, that such sale, disposition, exchange or transfer shall be deemed to constitute an Investment in such released Subsidiary Guarantor equal to the Fair Market Value of the net assets of such released Subsidiary Guarantor attributable to Company’s or any other Restricted Subsidiary’s Equity Interest therein at the time of such sale, disposition, exchange or other transfer, and such release shall only be permitted if such deemed Investment is not prohibited by this Indenture;

(ii)        the release or discharge of the applicable guarantee by such Subsidiary Guarantor with respect to Indebtedness of the Issuer or any other Guarantor that would require such Subsidiary Guarantor to provide a Subsidiary Guarantee pursuant to Section 4.11 (other than as result of payment thereon but including any release or discharge that would be conditioned only on the release or discharge of its Subsidiary Guarantee hereunder and/or of the guarantee of or Obligations under any Credit Agreement or any Capital Markets Indebtedness);

(iii)        the Issuer’s exercise of its legal defeasance option or covenant defeasance option pursuant to Section 8.01 or if the Issuer’s Obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(iv)         subject to clause (i) above, such Subsidiary Guarantor becoming an Excluded Subsidiary other than as a result of a transaction in violation of this Indenture;

(v)          in accordance with the Intercreditor Agreement;

(vi)        the liquidation of such Subsidiary Guarantor in a transaction not in violation of this Indenture; or

(vii)       the occurrence of a Fall-Away Event; provided that such Guarantee shall be reinstated upon the Reversion Date.

(c)          The Guarantee of the Company will terminate upon the Issuer’s exercise of its legal defeasance option or covenant defeasance option pursuant to Section 8.01 or if the Issuer’s Obligations are discharged in accordance with the terms of this Indenture.

SECTION 12.03        Non-Impairment.

The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 12.04        Successors and Assigns.

This Article XII shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 12.05         No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

SECTION 12.06        Modification.

No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 12.07        Execution of Supplemental Indenture for Future Guarantors.

Following the Issue Date, each Subsidiary which is required to become a Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C hereto pursuant to which such Subsidiary shall become a Guarantor under this Article XII and shall guarantee the Guaranteed Obligations.  Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate, as provided under Section 9.05.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01        [Intentionally Omitted].

SECTION 13.02        Notices.

(a)          Any notice or communication required or permitted hereunder shall be in writing and delivered in person, via facsimile, electronic mail or mailed by first-class mail (unless such notice recipient consents to an alternative form of delivery) addressed as follows:

if to the Issuer and the Guarantors:

Outbrain Inc.
111 West 19th Street,
New York, NY 10011
(646) 867-0149
Email: legal@outbrain.com
Attention: Veronica Gonzalez

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue,
New York, NY 10001
United States
Email: NDorsey@cravath.com
Attention: Nicholas A. Dorsey

if to the Trustee or the Security Agent:

U.S. Bank Trust Company, National Association
Attn. Global Corporate Trust Services
333 Commerce Street, Suite 900
Nashville, TN 37201
E-Mail: wally.jones@usbank.com

The Issuer, the Trustee or the Security Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b)          Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c)          Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

The Trustee and the Security Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee or the Security Agent, as applicable, an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing.  If the Issuer elects to give the Trustee or the Security Agent, as applicable, Instructions using Electronic Means and the Trustee or the Security Agent, as applicable, in its discretion elects to act upon such Instructions, the Trustee’s or the Security Agent’s, as applicable, understanding of such Instructions shall be deemed controlling.  The Issuer understands and agrees that the Trustee or the Security Agent, as applicable, cannot determine the identity of the actual sender of such Instructions and that the Trustee or the Security Agent, as applicable, shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee or the Security Agent, as applicable, have been sent by such Authorized Officer.  The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee or the Security Agent, as applicable, and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer.  The Trustee or the Security Agent, as applicable, shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Security Agent’s, as applicable, reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction, except to the extent such losses, costs or expenses arise from the willful misconduct or gross negligence of the Trustee or the Security Agent, as applicable.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the holders may be made electronically in accordance with procedures of DTC.

SECTION 13.03        Communication by the Holders with Other Holders.

The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

SECTION 13.04        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(a)       an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)         except upon the issuance of the Initial Notes, an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.05         Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a)          a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)        a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)         a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.06         When Notes Disregarded.

In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded.  Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.07        Rules by Trustee, Paying Agent and Registrar.

The Trustee may make reasonable rules for action by or a meeting of the holders.  The Registrar and a Paying Agent may make reasonable rules for their functions.

SECTION 13.08         Legal Holidays.

If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period.  If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.09        GOVERNING LAW.

THIS INDENTURE, THE NOTES, THE GUARANTEES AND THE SECURITY DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10        No Recourse Against Others.

No director, officer, employee, manager or incorporator of, and no holder of any Equity Interests in, the Issuer or the Company, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Guarantees, this Indenture, the Security Documents or the Intercreditor Agreement, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.11        Successors.

All agreements of the Issuer and the Guarantors in this Indenture and the Notes shall bind such Person’s successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.12        Multiple Originals.

This Indenture shall be valid, binding, and enforceable against a party when executed and delivered by a Responsible Officer on behalf of the party by means of (i) an original manual signature; (ii) a facsimile, scan or photocopy of a manual signature, or (iii) any other electronic mail (including any electronic signature permitted by federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable.  Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.  This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.  For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 13.13        Table of Contents; Headings.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14        Indenture Controls.

If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

SECTION 13.15        Severability.

In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 13.16        Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS, THE TRUSTEE AND THE SECURITY AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 13.17        [Intentionally Omitted].

SECTION 13.18        [Intentionally Omitted].

SECTION 13.19        USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (“USA PATRIOT Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.20        Submission to Jurisdiction.

The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, City of New York, over any suit, action or proceeding arising out of or relating to this Indenture.  To the fullest extent permitted by applicable law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 13.21        FATCA.

In order to enable the Trustee to comply with applicable tax laws, rules and regulations (including directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Issuer agrees to provide to the Trustee tax information about holders or the transactions contemplated hereby (including any modification to the terms of such transactions), to the extent such information is directly available to the Issuer, and to the extent that the provision is permitted under Applicable Law, so that the Trustee can determine whether it has tax-related obligations under Applicable Law and the Issuer acknowledges that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

OT MIDCO INC.

By:	/s/ David Kostman
Name: David Kostman
Title: Chief Executive Officer and President

[Signature Page to Indenture]

OUTBRAIN INC.

By:	/s/ David Kostman
Name: David Kostman
Title: Chief Executive Officer

[Signature Page to Indenture]

OT US Holdings LLC

By:	/s/ David Kostman
Name: David Kostman
Title: Chief Executive Officer and President

[Signature Page to Indenture]

ZEMANTA HOLDING USA INC.

By:	/s/ David Kostman
Name: David Kostman
Title: Chief Executive Officer and President

[Signature Page to Indenture]

ZEMANTA INC.

By:	/s/ David Kostman
Name: David Kostman
Title: Chief Executive Officer and President

[Signature Page to Indenture]

TEADS, INC.

By:	/s/ Jeremy Arditi
Name: Jeremy Arditi
Title: President

[Signature Page to Indenture]

TEADS LATAM LLC

By:	/s/ Jeremy Arditi
Name: Jeremy Arditi
Title: Authroized Signatory

[Signature Page to Indenture]

OUTBRAIN UK LIMITED

By:	/s/ Alexander Erlmeier
Name: Alexander Erlmeier
Title: Director

[Signature Page to Indenture]

OT UK HOLDINGS LIMITED

By:	/s/ Alexander Erlmeier
Name: Alexander Erlmeier
Title: Director

[Signature Page to Indenture]

OT CH FIN HOLDINGS (UK) LIMITED

By:	/s/ Alexander Erlmeier
Name: Alexander Erlmeier
Title: Director

[Signature Page to Indenture]

TEADS LIMITED

By:	/s/ Justin Scott Taylor
Name: Justin Scott Taylor
Title: Director

[Signature Page to Indenture]

TEADS STUDIO LIMITED

By:	/s/ Justin Scott Taylor
Name: Justin Scott Taylor
Title: Director

[Signature Page to Indenture]

TRUSTEE AND SECURITY AGENT:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee and as Security Agent

By:	/s/ Wally Jones
Name: Wally Jones
Title: Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1.           Definitions.

1.1         Certain Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by DTC) or any successor person thereto, who shall initially be the Trustee.

“QIB” means a Person reasonably believed to be a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

Appendix A-1

“Transfer Restricted Notes” means the Transfer Restricted Definitive Notes and Transfer Restricted Global Notes.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2         Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Clearstream	2.1(b)
Euroclear	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)

2.           The Notes.

2.1         Form and Dating; Global Notes.

(a)          The Notes issued on the date hereof will be sold, initially, only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S.  Such Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501.  Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more agreements in accordance with applicable law.

(b)          Global Notes.  (i) Except as provided in Section 2.2(d), Rule 144A Notes initially shall be represented by one or more Notes in definitive global form (collectively, the “Rule 144A Global Notes”).

Regulation S Notes shall be represented by one or more Notes in global form (collectively, the “Regulation S Global Notes”), which shall be registered in the name of DTC or the nominee of DTC and for the accounts of designated agents holding on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”) or Clearstream Banking, Société Anonyme (“Clearstream”).

The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and DTC or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by participants through Euroclear or Clearstream.

Appendix A-2

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes.  The Global Notes shall bear the Global Note Legend.  The Global Notes initially shall (i) be registered in the name of DTC or the nominee of DTC, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for DTC and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or the Trustee as its custodian, or under the Global Notes.  DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of the holder of any Note.

DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the sole owner of the Global Notes for all purposes under the Indenture and the Notes.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii)          Transfers of Global Notes shall be limited to transfers in whole, but not in part, to DTC, its successors or their respective nominees.  Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of DTC and the provisions of Section 2.2.  In addition, a Global Note shall be exchangeable for Definitive Notes if (x) in the case of Notes issued on the Issue Date, DTC (a) notifies the Issuer at any time that it is unwilling or unable to continue as depository for such Global Note and a successor depository is not appointed within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act and in each case a successor depository is not appointed within 90 days or (y) the Issuer, at its option and subject to the procedures of DTC, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (z) there shall have occurred and be continuing an Event of Default with respect to the Notes.  In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC in accordance with its customary procedures.

(iii)          In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (ii) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and, upon written order of the Issuer signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(iv)          Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v)          Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi)          The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

Appendix A-3

2.2          Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except as set forth in Section 2.1(b).  Global Notes will not be exchanged by the Issuer for Definitive Notes except under the circumstances described in Section 2.1(b)(ii).  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture.  Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b)          Transfer and Exchange of Beneficial Interests in Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through DTC, in accordance with the provisions of this Indenture and the applicable rules and procedures of DTC.  Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes.  Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)          Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person.  A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

(ii)          All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to DTC in accordance with the applicable rules and procedures of DTC directing DTC to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of DTC containing information regarding the Agent Member account to be credited with such increase.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(g).

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) and the Registrar receives the following:

(A)          if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

Appendix A-4

(B)          if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv)          A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) and the Registrar receives the following:

(A)          if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)          if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so requests or if the applicable rules and procedures of DTC so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.  If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate in accordance with Section 2.01 of the Indenture, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v)          Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c)          Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.  A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii).  A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii).  In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

Appendix A-5

(d)        Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i)          Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes.  If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)        if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B)         if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C)        if such Transfer Restricted Definitive Note is being transferred to a Non U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(D)        if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(E)         if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F)          if such Transfer Restricted Definitive Note is being transferred to the Issuer or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii)         Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)        if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B)          if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note,

Appendix A-6

and, in each such case, if the Issuer or the Registrar so requests or if the applicable rules and procedures of DTC so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.  Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.  If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

(iii)        Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.  If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of a written order of the Issuer in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv)      Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes.  An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing.  In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i)          Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes.  A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A)         if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

Appendix A-7

(B)       if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C)       if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

(D)          if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (D) above, a certificate in the form attached to the applicable Note; and

(E)          if such transfer will be made to the Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii)          Transfer Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)        if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B)         if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuer or the Registrar so request, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)       Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(iv)       Unrestricted Definitive Notes to Transfer Restricted Definitive Notes.  An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of the Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by DTC at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by DTC at the direction of the Trustee to reflect such increase.

Appendix A-8

(f)          Legend.

(i)          Except as permitted by the following paragraph (iii), (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER OF THIS SECURITY THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER OF THIS SECURITY IF THE ISSUER SO REQUESTS) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OF THIS SECURITY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

THE TERMS OF THIS NOTE ARE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, AS IT MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE INDENTURE.”

Appendix A-9

(ii)         Each Definitive Note shall bear the following additional Legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(iii)          Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the applicable Note).

(iv)        Upon a sale or transfer after the expiration of the Restricted Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.

(v)          Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g)          Cancellation or Adjustment of Global Note.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10 of this Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by DTC at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by DTC at the direction of the Trustee to reflect such increase.

(h)          Obligations with Respect to Transfers and Exchanges of Notes.

(i)         To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)         [reserved].

(iii)        Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)        All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Appendix A-10

(i)          No Obligation of the Trustee.

(i)          The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be DTC or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii)          The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among participants, members or beneficial owners of DTC in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-11

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER OF THIS SECURITY THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) IN THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER OF THIS SECURITY IF THE ISSUER SO REQUESTS) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OF THIS SECURITY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

Exhibit A-1

THE TERMS OF THIS NOTE ARE SUBJECT TO THE TERMS OF THE INTERCREDITOR AGREEMENT, AS THEY MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE INDENTURE.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[ORIGINAL ISSUE DISCOUNT]

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 THROUGH 1277 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED.  A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUER AT THE FOLLOWING ADDRESS: 111 W 19th St, New York, NY 10011.

Exhibit A-2

[FORM OF NOTE]

OT MIDCO INC.

No. [ ]	144A CUSIP No. 68877A AA2
144A ISIN No. US68877AAA25
REG S CUSIP No. U6837A AA8
REG S ISIN No. USU6837AAA89

$[______]

10.000% Senior Secured Note due 2030

OT MIDCO INC., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Note attached hereto on February 15, 2030.

Interest Payment Dates: February 15 and August 15, commencing August 15, 2025.

Record Dates: February 1 and August 1.

Additional provisions of this Note are set forth on the other side of this Note.

Exhibit A-3

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

OT MIDCO INC.

By:
Name:
Title:

Dated:

Exhibit A-4

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

Exhibit A-5

[FORM OF REVERSE SIDE OF NOTE]

10.000% Senior Secured Note Due 2030

1.	Interest

OT MIDCO INC., a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.  The Issuer shall pay interest semiannually on February 15 and August 15 of each year (each an “Interest Payment Date”), commencing August 15, 2025.  Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from February 11, 2025, until the principal hereof is due.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.  The Issuer shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on February 1 and August 1 (each a “Record Date”) immediately preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day).  Holders must surrender Notes to the Paying Agent to collect principal payments.  The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by DTC.  The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuer, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association, as trustee under the Indenture (the “Trustee”), will act as Paying Agent and Registrar.  The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Issuer or any of its Wholly Owned Domestic Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of  February 11, 2025 (the “Indenture”), among the Issuer and the Trustee.  Capitalized terms used herein are used as defined in the Indenture, unless otherwise indicated.  The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions.  If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of the Indenture, such provision of the Indenture shall control.

Exhibit A-6

The Notes are secured, unsubordinated obligations of the Issuer.  This Note is one of the Initial Notes referred to in the Indenture. The Notes include any Additional Notes.  The Initial Notes and any Additional Notes may, at the Issuer’s election, be treated as a single class of securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP and/or ISIN number, if applicable.  The Indenture also imposes limitations on the ability of the Issuer and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.  Certain of these limitations will cease to apply during a Suspension Period.

The Guarantors (including each Wholly Owned Restricted Subsidiary of the Company that is not an Excluded Subsidiary and that is required to guarantee the Guaranteed Obligations pursuant to Section 4.11 of the Indenture) shall jointly and severally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.

5.	Optional Redemption

On or after February 15, 2027, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice as described under Section 3.05 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2027	105.000%
2028	102.500%
2029 and thereafter	100.000%

During each of the two successive 12-month periods commencing on the Issue Date and ending on   February 15, 2027, the Issuer may, at its option, on one or more occasions redeem up to 10% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture, upon not less than 10 nor more than 60 days’ prior notice as described under Section 3.05 of the Indenture at a redemption price of 103.000% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

In addition, prior to February 15, 2027, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice as described under Section 3.05 of the Indenture at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).

Exhibit A-7

Notwithstanding the foregoing, at any time and from time to time on or prior to February 15, 2027, the Issuer may redeem, at its option, upon not less than 10 nor more than 60 days’ prior notice as described under Section 3.05 of the Indenture, in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) in an amount not to exceed the amount of the net cash proceeds of one or more Equity Offerings to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase the Capital Stock (other than Disqualified Equity Interests) of the Issuer, at a redemption price (expressed as a percentage of principal amount thereof) of 110.000%, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 180 days after the date on which any such Equity Offering is consummated.

Notice of any redemption of Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to the satisfaction (or waiver by the Issuer) of one or more conditions precedent, including, but not limited to, completion of a related transaction.  If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived) by the redemption date, or by the redemption date as so delayed.  In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.  If any such condition precedent has not been satisfied (or waived by the Issuer), the Issuer shall provide written notice to the Trustee on or prior to the redemption date.  Upon receipt, the Trustee shall provide such notice to each holder in the same manner in which the notice of redemption was given.  Upon receipt of such notice by holders, the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed, in each case as provided in such notice.

6.	Mandatory Redemption

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7.	[Reserved]

8.	Notice of Redemption

Notices of redemption shall be delivered as set forth in Section 3.05 of the Indenture.  On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the redemption price of, plus accrued and unpaid interest on, the Notes or portions thereof to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture.

9.	Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales; Offer to Purchase with Excess Cash Flow

The Issuer will be required to make a Change of Control Offer as and to the extent set forth in (and only in the circumstances described in) Section 4.08 of the Indenture.

Exhibit A-8

In accordance with Section 4.06 of the Indenture, the Issuer will be required to offer to purchase Notes upon the occurrence of certain events.

The Issuer will be required to make an Excess Cash Flow Offer as and to the extent set forth in Section 4.10 of the Indenture.

10.	Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $200,000 principal amount and integral multiples of $1,000 in excess thereof.  A holder shall register the transfer of or exchange of the Notes in accordance with the Indenture.  Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a holder to pay any taxes required by law or permitted by the Indenture.  The Issuer shall not be required to make, and the Registrar need not register, transfers or exchanges of any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before the sending of a notice of redemption of Notes to be redeemed.

11.	Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

12.	Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

13.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee cash in U.S. dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be.

14.	Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding.

Exhibit A-9

The Issuer, the Trustee and the Security Agent may amend the Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement without notice to or the consent of any holder (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Issuer (with respect to the Issuer) of the obligations of the Issuer under the Indenture and the Notes; (iii) to provide for the assumption by a Successor Company or Successor Subsidiary Guarantor (with respect to any Guarantor, as applicable) of the obligations of a Guarantor under the Indenture and its Guarantee; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that uncertificated Notes are in registered form for purposes of Section 163(f) of the Code; (v) to conform the text of the Indenture, the Notes, the Guarantees, the Security Documents or the Intercreditor Agreement to any provision of the “Description of Notes” in the Offering Memorandum; (vi) to add a Guarantee with respect to the Notes; (vii) to add Collateral to secure the Notes; (viii) to release a Guarantor from its Guarantee when permitted or required under the terms of the Indenture; (ix) to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power herein conferred upon the Issuer; (x) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; (xi) to make any change that does not adversely affect the rights of any holder in any material respect in the good faith determination of the Issuer; (xii) to effect any provision of the Indenture or to make changes to the Indenture to provide for the issuance of Additional Notes; (xiii) to make, complete or confirm any grant of a Lien or security interest in any property or assets as additional Collateral securing the Notes Obligations, including when permitted or required by the Indenture or the Security Document; (xiv) to release, terminate and/or discharge Collateral from the Lien securing the Notes Obligations when permitted or required by the Indenture, the Security Documents or the Intercreditor Agreement; (xv) to add additional secured parties to the Intercreditor Agreement or any Security Document; (xvi) to enter into any intercreditor agreement having substantially similar terms with respect to the holders as those set forth in the Intercreditor Agreement, taken as a whole; (xvii) to execute or amend any Security Document or the Intercreditor Agreement (or any supplement or joinder to any of the foregoing) under circumstances provided in the Indenture or therein; or (xviii) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement or to modify any such legend as required by the Intercreditor Agreement to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Revolving Credit Agreement or any other agreement that is not prohibited by the Indenture.

15.	Defaults and Remedies

If an Event of Default (other than an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuer) occurs and is continuing, the Trustee by notice to the Issuer or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuer, with a copy to the Trustee, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable.  Upon such a declaration, such principal and interest will be due and payable immediately.  If an Event of Default specified in Section 6.01(f) or (g) of the Indenture with respect to the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders.  The holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction.  Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.  The holders of a majority in principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.  Prior to taking any action under the Indenture, the Trustee and the Security Agent shall be entitled to indemnification satisfactory to them in their sole discretion against all losses and expenses caused by taking or not taking such action.

Exhibit A-10

16.	Trustee Dealings with the Issuer

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

No director, officer, employee, manager or incorporator of the Issuer or any direct or indirect parent company of the Issuer, and no holder of any Equity Interests in the Issuer or any direct or indirect parent company of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, the Guarantees, the Security Documents or the Intercreditor Agreement, as applicable, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each holder of the Notes by accepting a Note waives and releases all such liability.

18.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually or electronically signs the certificate of authentication on the other side of this Note.

19.	Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	Collateral

This Note will be secured by a security interest in the Collateral, subject to the terms of the Security Documents and the Intercreditor Agreement, subject to release or termination as provided in the Indenture and the Security Documents.

21.	Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

22.	CUSIP Numbers; ISINs

The Issuer has caused CUSIP numbers and ISINs to be printed on the Notes and has directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders.  No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers printed thereon.

The Issuer will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

Exhibit A-11

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

Exhibit A-12

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER RESTRICTED NOTE

OT Midco Inc.
c/o U.S. Bank Trust Company, National Association
Attn. Global Corporate Trust Services
333 Commerce Street, Suite 900
Nashville, TN 37201

This certificate relates to $                    principal amount of Notes held in (check applicable space)                                         book-entry or                                         definitive form by the undersigned.

The undersigned (check one box below):

☐
has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by DTC a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or
(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or
(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or
(4)	☐
inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐
outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐
to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Exhibit A-13

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

Exhibit A-14

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $                    .  The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control ) of the Indenture, check the box:

Asset Sale	☐	Change of Control	☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($200,000 or any integral multiple of $1,000 in excess thereof):

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

Exhibit A-15

EXHIBIT B

[FORM OF TRANSFEREE LETTER OF REPRESENTATION]
TRANSFEREE LETTER OF REPRESENTATION

OT Midco Inc.
c/o U.S. Bank Trust Company, National Association
Attn. Global Corporate Trust Services
333 Commerce Street, Suite 900
Nashville, TN 37201
Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[                ] principal amount of the 10.000% Senior Secured Notes due 2030 (the “Notes”) of OT Midco Inc. (collectively with its successors and assigns, the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.          We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

Exhibit B-1

2.          We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which either of the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States.  In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause 2(b), 2(c) or 2(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

Dated:

	TRANSFEREE:	,

By:

Exhibit B-2

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]
SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                        ], among [NEW GUARANTOR] (the “New Guarantor”), OT MIDCO INC., a Delaware corporation (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (in such capacity, the “Trustee”) and as security agent under the indenture referred to below (in such capacity, the “Security Agent”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Trustee and the Security Agent have heretofore executed an indenture, dated as of February 11, 2025 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 10.000% Senior Secured Notes due 2030 (the “Notes”), initially in the aggregate principal amount of $637,500,000;

WHEREAS, Sections 4.11 and 12.07 of the Indenture provide that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee the Guaranteed Obligations; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Security Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Trustee and the Security Agent mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.          Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.          Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to guarantee the Guaranteed Obligations on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by (and be entitled to the benefits of) all other applicable provisions of  the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.          Limitation on Guarantee. [insert as applicable in the relevant Security Jurisdiction]

4.          No Recourse Against Others.  No director, officer, partner, employee, incorporator, manager, shareholder or stockholder or other owner of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Exhibit C-1

5.          Notices.  All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

6.          Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7.          Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.          Trustee and Security Agent Makes No Representation.  The Trustee and the Security Agent each accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee and the Security Agent and providing for the indemnification of the Trustee and the Security Agent.  Without limiting the generality of the foregoing, neither the Trustee nor the Security Agent shall be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee and the Security Agent each makes no representation with respect to any such matters.

9.          Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.  Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

10.          Effect of Headings.  The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

[Remainder of page intentionally left blank.]

Exhibit C-2

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

OT MIDCO INC, as Issuer

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee and as Security Agent

By:
Name:
Title:
Exhibit C-3

EXHIBIT D

POSITION REPRESENTATION AND VERIFICATION FORM

[●], 20[●]

OT Midco Inc.
Outbrain Inc.
111 West 19th Street,
New York, NY 10011
(646) 867-0149
Attention: Veronica Gonzalez

U.S. Bank Trust Company, National Association
Attn. Global Corporate Trust Services
333 Commerce Street, Suite 900
Nashville, TN 37201
Attention: wally.jones@usbank.com

Re:          OT Midco Inc. (the “Issuer”)

This Position Representation and Verification Form, is hereby delivered by the undersigned to the Issuer and Trustee in connection with the [INSERT DESCRIPTION OF APPLICABLE NOTEHOLDER DIRECTION], dated as of the date hereof, attached as an exhibit hereto. Capitalized terms used, but not defined in this Position Representation and Verification Form shall have the meanings assigned to them in the Indenture. The undersigned hereby represents and warrants and covenants to the Issuer and the Trustee as set forth below.

Position Representation

The undersigned is not (or, in the case the undersigned is the Depositary or its nominee, the undersigned is being instructed solely by beneficial owners of Notes that have represented to the undersigned that they are not) Net Short.

The undersigned hereby acknowledges and agrees that if this form is being executed and delivered to the Issuer and the Trustee in connection with a Noteholder Direction in the form of a notice of Default, the foregoing representation shall be deemed to be a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated.

Verification Covenant

The undersigned hereby agrees to provide the Issuer with such information as the Issuer may reasonably request from time to time in order to verify the accuracy of the foregoing Position Representation within five Business Days of a request therefor.

Date:	Your Signature

[ATTACH APPLICABLE NOTEHOLDER DIRECTION]

Exhibit D-1

EXHIBIT E

AGREED SECURITY PRINCIPLES FROM REVOLVING CREDIT AGREEMENT

Any capitalized terms in this Exhibit shall have the meaning ascribed to such term in the Revolving Credit Agreement.

[Intentionally Omitted]

Exhibit E-1